As filed with the Securities and Exchange Commission on December 2, 2009

Registration No. 333 - 163238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARYx THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0456039
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6300 Dumbarton Circle

Fremont, CA 94555

(510) 585-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Goddard, Ph.D.

Chairman of the Board and Chief Executive Officer

ARYx Therapeutics, Inc.

6300 Dumbarton Circle

Fremont, CA 94555

(510) 585-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James F. Fulton, Jr.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

(650) 843-5000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated December 2, 2009

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

5,494,290 Shares

Common Stock

This prospectus relates to the disposition from time to time of up to 5,494,290 shares of our common stock, which are held or may be held by the selling stockholder named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled “Plan of Distribution” beginning on page 37 of this prospectus.  We will not be paying any underwriting discounts or commissions in connection with any offering of common stock under this prospectus.

Our common stock is listed on The NASDAQ Global Market under the symbol “ARYX.”  On December 1, 2009, the last reported sale price of our common stock on The NASDAQ Global Market was $2.62.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this process, the selling stockholder may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

i

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus (as supplemented and amended), including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus, before making an investment decision.

ARYx Therapeutics, Inc.

Overview

ARYx Therapeutics, Inc., or ARYx, is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates designed to eliminate known safety issues associated with well-established, commercially successful drugs. We use our RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. Our product candidate portfolio includes: an oral antiarrhythmic agent, budiodarone (ATI-2042), designed to have the efficacy of amiodarone, in Phase 2b clinical development for the treatment of atrial fibrillation, a form of irregular heartbeat; an oral anticoagulant, tecarfarin (ATI-5923), designed to have the same therapeutic benefits as warfarin, in Phase 2/3 clinical development for the treatment of patients who are at risk for the formation of dangerous blood clots; an oral prokinetic agent, ATI-7505, designed to have the same therapeutic benefits as cisapride, in Phase 2b clinical development for the treatment of chronic constipation, gastroparesis, functional dyspepsia, irritable bowel syndrome with constipation, and gastroesophageal reflux disease; and, a novel, next-generation atypical antipsychotic agent, ATI-9242, currently in Phase 1 clinical testing for the treatment of schizophrenia and other psychiatric disorders. Additionally, we have several product candidates in preclinical development. Each of our product candidates is an orally available, patentable new chemical entity designed to address similar indications as those of the original drug upon which each is based. Our product candidates target what we believe to be multi-billion dollar market opportunities.

Corporate Information

We were incorporated in the State of California on February 28, 1997 and reincorporated in the State of Delaware on August 29, 2007. We maintain a wholly owned subsidiary, ARYx Therapeutics Limited, with registered offices in the United Kingdom, which has had no operations since its inception in September 2004 and was established to serve as a legal entity in support of our clinical trial activities conducted in Europe. We operate in a single business segment with regard to the development of human pharmaceutical products. Our principal executive offices are located at 6300 Dumbarton Circle, Fremont, California 94555, and our telephone number is (510) 585-2200. Our website address is http://www.aryx.com. Information contained on, or accessible through, our website does not constitute a part of this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “ARYx Therapeutics,” “we,” “us” and “our” refer to ARYx Therapeutics, Inc., a Delaware corporation.

The Offering

The selling stockholder named in this prospectus may offer and sell up to 5,494,290 shares of our common stock.  Our common stock currently is listed on The NASDAQ Global Market under the symbol “ARYX.” Shares of common stock that may be offered in this offering, when issued and paid for, will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholder of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholder, we are referring to the shares of common stock that have been and may be issued to Commerce Court Small Cap Value Fund, Ltd., or Commerce Court, pursuant to the common stock purchase agreement with Commerce Court described below. When we refer to the selling stockholder in this prospectus, we are referring to Commerce Court and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from Commerce Court as a gift, pledge, or other non-sale related transfer.

Committed Equity Line Financing Facility with Commerce Court

On October 6, 2009, we entered into a common stock purchase agreement, which we refer to in this prospectus as the Purchase Agreement, with Commerce Court providing for a financing arrangement that is sometimes referred to as a committed equity line financing facility. The Purchase Agreement provides that, upon the terms and subject to the conditions in the Purchase Agreement, Commerce Court is committed to purchase up to $35.0 million of shares of our common stock over the 24-month term of the Purchase Agreement under certain specified conditions and limitations, provided that in no event may we sell under the Purchase Agreement more than 5,380,090 shares of common stock, which is equal to one share less than 20% of our outstanding shares of common stock on October 6, 2009, the closing date of the Purchase Agreement, less the number of shares of common stock we issued to Commerce Court on the closing date as commitment shares described below. Furthermore, in no event may Commerce Court purchase any shares of our common stock which, when aggregated with all other shares of our common stock then beneficially owned by Commerce Court, would result in the beneficial ownership by Commerce Court of more than 9.9% of the then outstanding shares of our common stock.  These maximum share and beneficial ownership limitations may not be waived by the parties.

From time to time over the term of the Purchase Agreement, and in our sole discretion, we may present Commerce Court with draw down notices requiring Commerce Court to purchase a specified dollar amount of shares of our common stock, based on the price per share over 10 consecutive trading days, or the Draw Down Period, with the total dollar amount of each draw down subject to certain agreed-upon limitations based on the market price of our common stock at the time of the draw down (which may not be waived or modified) and, if we determine in our sole discretion, a percentage of the daily trading volume of our common stock during the Draw Down Period as well. We are able to present Commerce Court with up to 24 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per Draw Down Period and a minimum of five trading days required between each Draw Down Period.

Once presented with a draw down notice, Commerce Court is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us for such draw down. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 4.2% to 7.0% (which range may not be modified), based on a minimum  price we specify. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a Draw Down Period, the Purchase Agreement provides that Commerce Court will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. The obligations of Commerce Court under the Purchase Agreement to purchase shares of our common stock may not be transferred to any other party.

In partial consideration for Commerce Court’s execution and delivery of the Purchase Agreement, we issued to Commerce Court upon the execution and delivery of the Purchase Agreement 114,200 shares of our common stock, which we refer to as the Commitment Shares, with each share valued at $3.0648, the average of the volume weighted average prices of our common stock for the 10 trading days immediately preceding October 6, 2009. The issuance of the Commitment Shares, together with all other shares of common stock issuable to Commerce Court pursuant to the terms of the Purchase Agreement, is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of and Regulation D under the Securities Act of 1933, as amended, or the Securities Act.

Commerce Court has agreed that during the term of the Purchase Agreement, neither Commerce Court nor any of its affiliates will, directly or indirectly, intentionally engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock, provided that Commerce Court will not be prohibited from engaging in transactions relating to any of the shares of our common stock that it owns, including the Commitment Shares, or that it is obligated to purchase under a pending draw down notice.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. Before Commerce Court is obligated to purchase any shares of our common stock pursuant to a draw down notice, certain conditions specified in the Purchase Agreement, none of which are in Commerce Court’s control, must be satisfied, including the following:

•                  Each of our representations and warranties in the Purchase Agreement must be true and correct in all material respects.

•                  We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

•                  The registration statement that includes this prospectus must be effective under the Securities Act.

•                  We must not have knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the registration statement that includes this prospectus or the prohibition or suspension of the use of this prospectus.

•                  We must have filed with the SEC all required prospectus supplements relating to this prospectus and all periodic reports and filings required to be filed by us under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•                  Trading in our common stock must not have been suspended by the SEC, The NASDAQ Global Market or the Financial Industry Regulatory Authority, or FINRA, and trading in securities generally on The NASDAQ Global Market must not have been suspended or limited.

•                  We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement.

•                  The absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

•                  The absence of any action, suit or proceeding before any arbitrator or any court or governmental authority and any inquiry or investigation by any governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking damages in connection with such transactions.

•                  The absence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or condition (financial or otherwise) that is material and adverse to us.

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the Purchase Agreement or that we will be able to draw down any portion of the amounts available under the equity line with Commerce Court.

The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the effective date of the registration statement which includes this prospectus (which term may not be extended by the parties) and (ii) the date on which Commerce Court purchases the entire commitment amount under the Purchase Agreement. We may terminate the Purchase Agreement on five trading days prior written notice to Commerce Court, subject to certain conditions.  Commerce Court may terminate the Purchase Agreement effective upon one trading day prior written notice to us under certain circumstances, including the following:

•                  The existence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or condition (financial or otherwise) that is material and adverse to us.

•                  We are in breach or default in any material respect under any of the provisions of the Purchase Agreement or the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.

•                  The effectiveness of the registration statement that includes this prospectus is suspended or the use of this prospectus is suspended or prohibited, and such suspension or prohibition continues for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period, subject to certain exceptions.

•                  Trading in our common stock is suspended or our common stock ceases to be listed or quoted on a trading market, and such suspension or failure continues for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period.

The Purchase Agreement provides that no termination of the Purchase Agreement will limit, alter, modify, change or otherwise affect any of the parties’ rights or obligations with respect to any pending draw down notice, and that the parties must fully perform their respective obligations with respect to any such pending draw down notice under the Purchase Agreement, provided all of the conditions to the settlement thereof are timely satisfied. The Purchase Agreement also provides for indemnification of Commerce Court and its affiliates in the event that Commerce Court incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against Commerce Court or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

We agreed to pay $50,000 of reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Commerce Court in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. We also agreed to pay certain fees and expenses incurred by Commerce Court in connection with any amendments, modifications or waivers of the Purchase Agreement, ongoing due diligence of our company on a quarterly basis and other transaction expenses associated with fixed requests made by us from time to time during the term of the Purchase Agreement. Further, if we issue a draw down notice and fail to deliver the shares to Commerce Court on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay Commerce Court, in addition to all other remedies available to Commerce Court under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

In connection with the Purchase Agreement, on October 6, 2009, we entered into a registration rights agreement with Commerce Court, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we granted to Commerce Court certain registration rights related to the Commitment Shares and the shares issuable under the Purchase Agreement. Pursuant to the Registration Rights Agreement, we have filed with the SEC a registration statement, of which this prospectus is a part, relating to the selling stockholder’s resale of the Commitment Shares and any shares of common stock purchased by Commerce Court under the Purchase Agreement. The effectiveness of this registration statement is a condition precedent to our ability to sell common stock to Commerce Court under the Purchase Agreement.

If we fail to meet the filing or effectiveness deadlines set forth in the Registration Rights Agreement with respect to this registration statement and any additional registration statements required by the Registration Rights Agreement, or fail to keep any registration statements continuously effective (with limited exceptions), we may be obligated to pay to Commerce Court a certain amount of cash, plus accrued interest thereon, as partial damages. We also agreed, among other things, to indemnify Commerce Court from certain liabilities and fees and expenses of Commerce Court incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Commerce Court has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Commerce Court to us for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC, served as our placement agent in connection with the financing arrangement contemplated by the Purchase Agreement. We have agreed to pay Reedland, upon each sale of our common stock to Commerce Court under the Purchase Agreement, a fee equal to 1.0% of the aggregate dollar amount of common stock purchased by Commerce Court upon settlement of each such sale. We have agreed to indemnify and hold harmless Reedland against certain liabilities, including certain liabilities under the Securities Act.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus (as supplemented and amended), before deciding whether to buy our common stock. If any of the following risks actually occur, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to Our Business

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to limit or cease our operations and related product development programs.

As of September 30, 2009, we had $14.2 million in cash, cash equivalents and marketable securities on hand excluding our auction rate security holding, which is less than the amount needed for us to maintain our current operations for the next 12 months. Our ability to continue operations is dependent upon our ability to obtain substantial additional capital. Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts of cash to fund our operations, including research and development expenses and costs associated with the conduct of clinical trials for our product candidates. It is our intention to enter into collaboration arrangements to commercialize our product candidates. Within those arrangements, we may retain the commercial right to co-promote our products to selected physicians through a specialty sales force. However, should the collaboration arrangements fail to provide sufficient revenue to fund our operations adequately, we will need to raise additional capital to fund our operations and complete development of our product candidates. If any of our product candidates receive regulatory approval for commercial sale, we may need to raise additional capital to fund our portion of the commercialization efforts. Our future funding requirements will depend on many factors, including:

•                  the terms and timing of any collaborative, licensing and other arrangements that we may establish, if any;

•                  the scope, rate of progress, results and cost of our preclinical testing, clinical trials and other research and development activities;

•                  the cost, timing and outcomes of regulatory approvals;

•                  the number and characteristics of product candidates that we pursue;

•                  the cost and timing of establishing sales, marketing and distribution capabilities for our specialty sales force;

•                  the cost of establishing clinical and commercial supplies of our product candidates and any products that we may develop;

•                  the timing, receipt and amount of sales or royalties, if any, from our potential products;

•                  the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•                  the extent to which we acquire or invest in businesses, products or technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Until we can generate a sufficient amount of product revenue, if we ever do, we expect to finance future cash needs through corporate collaboration and licensing arrangements, public or private equity offerings, debt financings or through interest income earned on cash balances.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Any debt financing or additional equity that we raise may contain terms that are not favorable to our stockholders or us. If we raise additional funds through collaboration and licensing arrangements with third parties, we may be required to relinquish some rights to our technologies or our product candidates, grant licenses on terms that are not favorable to us or enter into a collaboration arrangement for a product candidate at an earlier stage of development than we might otherwise choose.

We do not expect our existing capital resources to be sufficient to enable us to fund the completion of the development of any of our product candidates. Although we believe our current cash on hand is sufficient to fund our operations through the end of the first quarter of 2010, our operating plan may change, and we may need additional funds sooner than planned to meet operational needs and capital requirements for product development and commercialization. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may:

•                  terminate or delay clinical trials for one or more of our product candidates;

•                  further reduce our headcount and capital or operating expenditures;

•                  delay our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates; or

•                  curtail significant drug research and development programs that are designed to identify new product candidates.

We have incurred significant operating losses since inception and expect to continue to incur substantial and increasing losses for the foreseeable future. We may never achieve or sustain profitability.

We have a limited operating history and have incurred significant losses since our inception. As of September 30, 2009, we had an accumulated deficit of approximately $181.3 million. We expect our research and development expenses to continue to be a significant portion of our operating costs that may increase as we continue to expand our development programs subject to adequate funding. Subject to regulatory approval for any of our product candidates, we expect to incur significant expenses associated with the potential establishment of a North American specialty sales force and increased manufacturing expenses. Although it is not expected to occur in the next several years, the cost of establishing a small North American specialty sales force will be substantial. As a result, we expect to continue to incur substantial and increasing losses for the foreseeable future. These losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with drug development, we are unable to predict the timing or amount of increased expense or when or if we will be able to achieve or sustain profitability. Currently, we have no products approved for commercial sale, and, to date, we have not generated any product revenue. We have financed our operations primarily through the sale of equity securities, capital lease and equipment financings, debt financings and a single corporate partnership with Procter & Gamble Pharmaceuticals, Inc., or P&G, that was terminated in July 2008. We have devoted substantially all of our efforts to research and development, including clinical trials. If we are unable to develop and commercialize any of our product candidates, if development is delayed, if sales revenue from any product candidate approved by the U.S. Food and Drug Administration, or the FDA, is insufficient or if we fail to enter into partnering arrangements for our product candidates on terms favorable to us, we may never become profitable. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

In periods of worsening economic conditions, it may be difficult and costly for us to raise additional capital.

As a result of worsening market conditions, banks and other credit grantors have faced liquidity concerns and have tightened their lending standards, investors have become more risk adverse and economic growth has been negatively impacted. These factors are contributing to reduced credit availability and rising costs for issuers needing to raise additional capital. If these factors continue to affect the credit and equity markets, our ability to raise capital may be adversely affected, if not completely hindered.

Global credit and financial market conditions could negatively impact the value of our current portfolio of cash equivalents or short-term investments.

Currently, there remains much caution in the U.S. economy due to a global credit crisis that has resulted in tightening credit markets and rising liquidity concerns across most industries, including the banking and investments sector. While as of the date of this filing we are not aware of any material losses, or other significant deterioration in the fair value of our cash equivalents or investments in marketable securities since September 30, 2009, no assurance can be given that further deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or investments in marketable securities or our ability to meet our financing objectives to allow us to continue our operations.

Our success depends substantially on our most advanced product candidates, which are still under development. If we are unable to bring any or all of these product candidates to market, or experience significant delays in doing so, our ability to generate product revenue and our likelihood of success will be harmed.

We have three product candidates in late stage clinical development, with tecarfarin in Phase 2/3, and budiodarone and ATI-7505 in Phase 2b. A fourth product candidate, ATI-9242, entered into a Phase 1 clinical trial in April 2008. Our ability to generate product revenue in the future will depend heavily on the successful development and commercialization of these product candidates. Our other product candidates are in the discovery stage. Any of our product candidates could be unsuccessful for a variety of reasons, including that they:

•                  may not demonstrate acceptable safety and efficacy in preclinical studies or clinical trials or otherwise may not meet applicable regulatory standards for approval;

•                  may not offer therapeutic, safety or other improvements over existing or future drugs used to treat the same conditions;

•                  may not be capable of being produced in commercial quantities at acceptable costs; or

•                  may not be accepted in the medical community or by third-party payors.

We do not expect any of our current product candidates to be commercially available in the next several years, if at all. If we are unable to make our product candidates commercially available, we will not generate product revenues and we will not be successful. The results of our clinical trials to date do not provide assurance that acceptable efficacy or safety will be shown upon completion of Phase 3 clinical trials.

We expect to depend on collaborative arrangements to complete the development and commercialization of each of our product candidates. Potential collaborative arrangements will likely place the development of our product candidates outside of our control and will likely require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We plan to enter into collaborative arrangements with third parties to develop and commercialize each of our lead product candidates. Dependence on collaborative arrangements for development and commercialization of our product candidates will subject us to a number of risks, including:

•                  we may not complete a collaborative arrangement in time to avoid delays in clinical development, if at all, and if no collaborative arrangement is achieved, product development may be halted altogether;

•                  we may not be able to control the amount and timing of resources that our collaborators may devote to the development or commercialization of product candidates or to their marketing and distribution;

•                  collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•                  we may have limited control over our clinical trial design;

•                  disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•                  our collaborators may experience financial difficulties;

•                  collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

•                  business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to fulfill its obligations under any arrangement;

•                  a collaborator could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•                  any collaborative arrangement may be terminated or allowed to expire, which would delay the development and may increase the cost of developing our product candidates.

Collaborative arrangements do not currently exist for any of our product candidates. If we do not establish collaborations for each of our budiodarone, tecarfarin, ATI-7505 and ATI-9242 product candidates or future product candidates, we may have to alter our development and commercialization plans.

Our strategy includes selectively collaborating with leading pharmaceutical and biotechnology companies to assist us in furthering the development and potential commercialization of some of our product candidates, including budiodarone, tecarfarin, ATI-7505 and ATI-9242. We intend to seek partners because the commercialization of each of our first four product candidates involves a large, primary care market that must be served by large sales and marketing organizations and because we do not currently have the capabilities to perform Phase 3 clinical trials. We face significant competition in seeking appropriate collaborators, and these collaborations are complex and time-consuming to negotiate and document. We may not be able to negotiate collaborations on acceptable terms, if at all. We are unable to predict when, if ever, we will enter into any collaborations because of the numerous risks and uncertainties associated with establishing collaborations. If we are unable to negotiate an acceptable collaboration, we may have to curtail the development of a particular product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of our sales or marketing activities or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, if at all. If we do not have sufficient funds, we will not be able to bring our product candidates to market and generate product revenues.

The commercial success of our potential collaborations will depend in part on the development and marketing efforts of our potential partners, over which we will have limited control. If our collaborations are unsuccessful, our ability to develop and commercialize and to generate future revenue from the sale of our products will be significantly reduced.

Our dependence on future collaboration arrangements will subject our company to a number of risks. Our ability to develop and commercialize each of our product candidates will depend on our and our potential collaboration partner(s)’ ability to establish the safety and efficacy of each respective product candidate, obtain and maintain regulatory approvals and achieve market acceptance of the product candidate(s) once commercialized. Our potential collaboration partner(s) may elect to delay or terminate development of our product candidates, independently develop products that compete with ours, or fail to commit sufficient resources to the marketing and distribution of our product candidates. The termination of a collaboration agreement may cause us to incur additional and unanticipated costs that may be material to our operations.

Business combinations, significant changes in business strategy, litigation and/or financial difficulties may also adversely affect the willingness or ability of our potential collaboration partners to fulfill their obligations to us. If a partner fails to perform in the manner we expect, our potential to develop and commercialize the respective product candidate(s) through other collaborations and to generate future revenue from the sale of the product candidate(s) may be significantly reduced. If a conflict of interest arises between us and our collaboration partner(s), they may act in their own self-interest and not in the interest of our company or our stockholders. If a collaboration partner breaches or terminates their collaboration agreement with us or otherwise fails to perform their obligations thereunder in a timely manner, the clinical development or commercialization of the respective product candidate(s) could be delayed or terminated. For example, we experienced this when P&G terminated our collaboration agreement to develop and commercialize ATI-7505, and we may experience a similar result with potential collaboration partners in the future with respect to any of our product candidates.

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, our ability to generate revenue will be materially impaired and our business will not be successful.

Our product candidates and the activities associated with their development and commercialization are subject to comprehensive regulation by the FDA and other federal and state regulatory agencies in the United States and by comparable authorities in other countries. The inability to obtain FDA approval or approval from comparable authorities in other countries would prevent us and our collaborative partners from commercializing our product candidates in the United States or other countries. Future collaborative agreements will likely cause us to give up control of interactions and regulatory approval processes with the FDA and other regulatory bodies. We or our partners may never receive regulatory approval for the commercial sale of any of our product candidates. We have only limited experience in preparing and filing the applications necessary to gain regulatory approvals and have not received regulatory approval to market any of our product candidates in any jurisdiction. The process of applying for regulatory approval is expensive and time-consuming, and can vary substantially based upon the type, complexity and novelty of the product candidates involved.

Because our product candidates are modeled after drugs which are known to have safety problems, the FDA and other regulatory agencies may require additional safety testing which may delay our clinical progress, increase our expected costs or make further development unfeasible. For instance, because of known problems with the drug after which it was modeled, we were required to conduct significant monitoring for cardiac toxicity in our clinical studies of ATI-7505.

Changes in regulatory approval policies during the development period, changes in, or the enactment of, additional regulations or statutes or changes in the regulatory review team for each submitted product application may cause delays in the approval or rejection of an application. Even if the FDA or a foreign regulatory agency approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product and may impose requirements for post-approval studies, including additional research and development and clinical trials. The FDA and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including substantial monetary penalties and withdrawal of product approval.

The FDA has substantial discretion in the approval process and may refuse to accept any application or decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. For example, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Moreover, the FDA may not agree that certain target indications are approvable. For instance, the FDA has never approved a drug for postprandial distress syndrome, or PDS, and we cannot be certain that the FDA will recognize PDS as an indication for which ATI-7505 or other drugs can be approved. As another example, while we believe we have clear direction from the FDA as to the development path for our tecarfarin product candidate based on our initial discussions, the FDA may change their judgment on the appropriate development pathway for tecarfarin at any time. Similarly, the clinical trials to be required by the FDA for approval of new anti-arrythmic therapies may change as they consider the approval of similar therapies submitted by competing pharmaceutical companies.

We will need to obtain regulatory approval from authorities in foreign countries to market our product candidates in those countries. We have not yet initiated the regulatory process in any foreign jurisdictions. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions. If we fail to obtain approvals from foreign jurisdictions, the geographic market for our product candidates would be limited.

Safety issues relating to our product candidates or the original drugs upon which our product candidates have been modeled, or relating to approved products of third parties that are similar to our product candidates, could give rise to delays in the regulatory approval process.

Discovery of previously unknown problems with an approved product may result in restrictions on its permissible uses, including withdrawal of the medicine from the market. Each of the opportunities upon which we have chosen to focus is based upon our belief that our RetroMetabolic Drug Design technology can be used to create a new product based upon an existing product which is efficacious in treating a specific condition, but which has a known safety problem. Each of our four lead product candidates is modeled on drugs which have significant safety problems. Budiodarone is modeled on amiodarone which is used, but not approved, for atrial fibrillation in spite of known safety problems due to its accumulation in the body and interaction with other drugs. Both amiodarone and budiodarone contain iodine which can accumulate in the thyroid and must be monitored for safety purposes. In addition, budiodarone is partially metabolized by CYP450 and, at certain levels has caused drug-drug interactions with warfarin, which increased INR and could increase the risk of hemorrhage complications. Tecarfarin is modeled on warfarin which is known to have safety risks because of its potential for bleeding and for interactions with numerous other drugs as listed on the package insert for the product. ATI-7505 is modeled on cisapride which was withdrawn from the market due to fatal cardiac problems. ATI-9242 is modeled to retain certain of the positive features of the class of atypical antipsychotic drugs while lessening certain of the safety issues that vary but exist within the class. The receptor profile which yields the positive and avoids the negative features of this class of drugs is a matter of great debate. While we have designed ATI-9242 to have an appropriate balance across a very complex set of receptors, we may have targeted an inappropriate profile or the profile attained may result in an unanticipated lack of efficacy or safety problems. Although we have designed our drugs to largely address each of the original drugs’ key safety problems, we will need to continue to demonstrate this through continued clinical testing. It is possible that the FDA may impose additional requirements on the development or approval of our products because of its concern about the original drug’s safety problems. These potential additional barriers could delay, increase the cost of, or prevent the commercialization of our product candidates.

Our product candidates are engineered to be broken down by the body’s natural metabolic processes in a manner we believe to be safer than that of the original drug. There can be no assurance that the products we develop will actually be metabolized as we expect. While we have designed the breakdown products to be safe, it is possible that there will be unexpected toxicity associated with these breakdown products that could cause our products to be poorly tolerated by, or toxic to, humans. Additionally, while we believe we have addressed the key safety problem of each of the original drugs, it is possible that our change to the chemical structure may result in new unforeseen safety issues. Any unexpected toxicity or suboptimal tolerance of our products would delay or prevent commercialization of these product candidates. Additionally, problems with approved products marketed by third parties that utilize the same therapeutic target as our product candidates could adversely affect the development of our product candidates. For example, the product withdrawals of Vioxx by Merck & Co., Inc. and Bextra by Pfizer because of safety issues caused other drugs that have the same therapeutic target, such as Celebrex from Pfizer, to receive additional scrutiny from regulatory authorities. Another prokinetic, tegaserod marketed by Novartis Pharmaceuticals Corporation as Zelnorm, was temporarily withdrawn from the market and then reintroduced in a very limited manner due to certain cardiac effects reportedly related to its off-target effects. It is possible that we or a future collaboration partner may be required by regulatory agencies to perform tests, in addition to those we have planned, in order to demonstrate that ATI-7505 does not have the safety problems associated with Zelnorm. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for our product candidates would delay commercialization of our product candidates and severely harm our business and financial condition.

Any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business.

To date, we have not completed the clinical trial program of any product candidate. The commencement and completion of clinical trials for our product candidates may be delayed or terminated as a result of many factors, including:

•                  our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials;

•                  delays in patient enrollment, which we previously experienced in certain trials, and variability in the number and types of patients available for clinical trials;

•                  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•                  poor effectiveness of product candidates during clinical trials;

•                  poor patient compliance while participating in one of our clinical trials;

•                  unforeseen safety issues or side effects; and

•                  governmental or regulatory delays and changes in regulatory requirements, policies and guidelines.

Any delay in commencing or completing clinical trials for our product candidates would delay commercialization of our product candidates and severely harm our business and financial condition. It is also possible that none of our product candidates will complete clinical trials in any of the markets in which our collaborators or we intend to sell those product candidates. Accordingly, our collaborators or we would not receive the regulatory approvals needed to market our product candidates, which would severely harm our business and financial condition.

We rely on third parties to conduct our clinical trials. If these third parties do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We do not have the ability to independently conduct clinical trials for our product candidates, and thus for each of our product candidates we must rely on third parties such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials. We have, in the ordinary course of business, entered into agreements with these third parties. To date, we have utilized numerous vendors to provide clinical trial management, data collection and analysis and laboratory and safety analysis services in the conduct of our clinical trials. In addition, to date we have conducted our clinical trials at numerous sites in North America and Europe. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised owing to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our product candidates.

If some or all of our patents expire, are invalidated or are unenforceable, or if some or all of our patent applications do not yield issued patents or yield patents with narrow claims, competitors may develop competing products using our intellectual property and our business will suffer.

Our success will depend in part on our ability to obtain and maintain patent and trade secret protection for our technologies and product candidates both in the United States and other countries. When referring to “our” patents and other intellectual property in this section, we are referring both to patents and other intellectual property that we own or license. We rely on composition of matter patents for the compounds we develop. We cannot guarantee that any patents will issue from any of our pending or future patent applications. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

The degree of future protection for our proprietary technologies and product candidates is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example, as applied to both existing and future patents and other intellectual property:

•                  we might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•                  we might not have been the first to file patent applications for the disclosed inventions;

•                  others may independently develop similar or alternative technologies or duplicate our technologies;

•                  it is possible that none of our pending patent applications will result in issued patents;

•                  any patents issued to us or our collaborators may not provide protection for commercially viable products or may be challenged by third parties;

•                  the patents of others may have an adverse effect on our ability to do business; or

•                  regulators or courts may retroactively diminish the value of our intellectual property.

Even if valid and enforceable patents cover our product candidates and technologies, the patents will provide protection only for a limited amount of time. As our patents are based on a parent drug where much research has been conducted, we may encounter many competitive patents from covered analogs of the parent drug. Our know-how and trade secrets may only provide a competitive advantage for a short amount of time. Furthermore, we cannot guarantee that our patents, present or future, will have scope sufficient to prevent competing products.

Our ability and our potential collaborators’ ability to obtain and enforce patents is highly uncertain because of the complexity of the scientific and legal issues involved and the subjective nature of issues upon which reasonable minds may differ. Legislative, judicial, and administrative bodies, both foreign and domestic, may issue laws, decisions, and regulations, respectively, that (a) detrimentally affect our ability to obtain protection for our technologies, (b) increase our costs of obtaining and maintaining patents, (c) detrimentally affect our ability to enforce our existing patents, (d) narrow the scope of our patent protection, and/or (e) otherwise diminish the value of our intellectual property in any of the following ways: 1) U.S. Federal Courts and foreign judicial authorities may render decisions that alter the application of the patent laws and detrimentally affect our ability to enforce our patents and obtain patent protection for our technologies; 2) the U.S. Patent and Trademark Office, or USPTO, and foreign counterparts may change the nature of how patent applications are examined and issue regulations that detrimentally affect our ability to obtain patent protection for our technologies and/or increase the costs for obtaining and maintaining protection; and/or 3) Congress and other foreign legislative bodies may make changes to their respective patent laws that may make obtaining and enforcing patents more difficult and/or costly, and/or otherwise diminish the value of our intellectual property or narrow the scope of our patent protection.

Even if patents are issued regarding our product candidates or methods of using them, those patents can be challenged by our competitors who can argue such patents are invalid and/or unenforceable. Defending against such challenges could be costly, and the outcome is inherently uncertain and may result in the loss of some or all of our rights. Patents also may not protect our product candidates if competitors devise ways of making these or similar product candidates without legally infringing our patents. The Federal Food, Drug and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringing versions of a drug in order to facilitate the approval of generic substitutes. These same types of incentives encourage manufacturers to submit new drug applications that rely on literature and clinical data not prepared for or by the drug sponsor.

Similarly, we may choose to challenge the patents and other rights alleged or asserted by third parties. Such challenges, whether judicial or administrative in nature, could be costly and the outcome uncertain. A negative outcome could detrimentally affect our ability to do business.

In addition, we may enter into agreements to license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, or should the licensors fail to maintain their licensed interest in the licensed patents, we could lose the rights to those technologies and patents.

As of December 1, 2009, we held 45 issued or allowed U.S. patents and had 17 patent applications pending before the USPTO. For some of our inventions, corresponding foreign patent protection is pending. Of the 45 U.S. patents that we hold, 40 patents are compound and composition related, having expiration dates from 2013 to 2025. Our composition of matter patent for budiodarone, our compound for the treatment of atrial fibrillation, issued in April 2002 and has an expiration date in 2020. The composition of matter patent for tecarfarin, our compound for anticoagulation, issued in August 2007 and has an expiration date in 2025. The composition of matter patent for ATI-7505, our compound for the treatment of gastrointestinal disorders, issued in February 2007 and has an expiration date in 2025. Our composition of matter patent applications for ATI-9242, our product candidate for the treatment of schizophrenia and other psychiatric disorders, are currently pending, one in the United States and two in foreign jurisdictions. Although third parties may challenge our rights to, or the scope or validity of, our patents, to date we have not received any communications from third parties challenging our patents or patent applications covering our clinical candidates.

While budiodarone, tecarfarin and ATI-7505 are all covered in the United States by issued composition of matter patents, additional patent applications would be required to extend patent protection beyond 2020, 2025 and 2025, respectively (assuming the validity and enforceability of the current composition of matter patents). We cannot guarantee that any patents will be issued from our pending or future patent applications, and any patents that issue from such pending or future patent applications would be subject to the same risks described herein for currently issued patents.

Our research and development collaborators may have rights to publish data and other information in which we have rights. In addition, we sometimes engage individuals or entities to conduct research that may be relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. In most cases, these individuals or entities are at the least precluded from publicly disclosing our confidential information and are only allowed to disclose other data or information generated during the course of the research after we have been afforded an opportunity to consider whether patent and/or other proprietary protection should be sought. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information may be jeopardized.

Failure to adequately protect our trade secrets and other intellectual property could substantially harm our business and results of operations.

We also rely on trade secrets to protect our technology, especially where we do not believe that patent protection is appropriate or obtainable. This is particularly true for our RetroMetabolic Drug Design technology. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors are required to sign confidential disclosure agreements but they may unintentionally or willfully disclose our confidential information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time-consuming, and the outcome is unpredictable. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Third-party claims of intellectual property infringement would require us to spend significant time and money and could prevent us from developing or commercializing our products.

Our commercial success depends in part on not infringing the patents and proprietary rights of other parties and not breaching any licenses that we have entered into with regard to our technologies and products. Because others may have filed, and in the future are likely to file, patent applications covering products or other technologies of interest to us that are similar or identical to ours, patent applications or issued patents of others may have priority over or dominate our patent applications or issued patents. There are numerous issued and applied for patents related to the original molecules and analogs of such from which our products are engineered. If the patents are determined to be valid and construed to cover our products, the development and commercialization of any or all could be affected. We do not believe that our activities infringe the patents of others or that the patents of others inhibit our freedom to operate, but we cannot guarantee that we have identified all United States and foreign patents and patent applications that pose a risk of infringement. We may be forced to litigate if an intellectual property dispute arises, and it is possible that others may choose to challenge our position and that a judge or jury will disagree with our conclusions. We could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties. If we do not successfully defend an infringement action, are unable to have infringed patents declared invalid, and do not obtain a license to the patented technology, we may,

•                  incur substantial monetary damages;

•                  encounter significant delays in marketing our products; and

•                  be unable to conduct or participate in the manufacture, use or sale of our products or methods of treatment.

Similarly, if we initiate suits to defend our patents, such litigation could be costly and there is no assurance we would be successful in such processes. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. Licenses required under any of these patents may not be available on commercially acceptable terms, if at all. Failure to obtain such licenses could materially and adversely affect our ability to develop, commercialize and sell our product candidates. We believe that there may continue to be significant litigation in the biotechnology and pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our management and financial resources and we may not prevail in any such litigation.

Furthermore, our commercial success will depend, in part, on our ability to continue to conduct research to identify additional product candidates in current indications of interest or opportunities in other indications. Some of these activities may involve the use of genes, gene products, screening technologies and other research tools that are covered by third-party patents. In some instances, we may be required to obtain licenses to such third-party patents to conduct our research and development activities, including activities that may have already occurred. It is not known whether any license required under any of these patents would be made available on commercially acceptable terms, if at all. Failure to obtain such licenses could materially and adversely affect our ability to maintain a pipeline of potential product candidates and to bring new products to market. If we are required to defend against patent suits brought by third parties relating to third-party patents that may be relevant to our research activities, or if we initiate such suits, we could incur substantial costs in litigation. Moreover, the results of any such litigation are uncertain, and an adverse result from any legal action in which we are involved could subject us to damages and/or prevent us from conducting some of our research and development activities.

If third parties do not manufacture our product candidates in sufficient quantities or at an acceptable cost, clinical development and commercialization of our product candidates would be delayed.

We presently do not have sufficient quantities of our product candidates to complete clinical trials of any of our lead product candidates. We do not currently own or operate manufacturing facilities, and we rely and expect to continue to rely on a small number of third-party manufacturers and active pharmaceutical ingredient formulators for the production of clinical and commercial quantities of our product candidates. We do not have long-term agreements with any of these third parties, and our agreements with these parties are generally terminable at will by either party at any time. If for any reason, these third parties are unable or unwilling to perform under our agreements or enter into new agreements, we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them. Any inability to acquire sufficient quantities of our product candidates in a timely manner from these third parties could delay clinical trials and prevent us from developing and commercializing our product candidates in a cost-effective manner or on a timely basis.

The starting materials for the production of budiodarone are provided by the following vendors: SCI Pharmtech, Inc., Lexen Inc., Panchim, Julich GmbH and Weylchem Inc. To date, Ricerca, Biosciences, LLC, ScinoPharm Ltd. and SCI Pharmtech have produced all of budiodarone’s active pharmaceutical ingredient. Historically, we have relied on Ricerca, ScinoPharm and SCI Pharmtech as single-source suppliers for budiodarone’s active pharmaceutical ingredients. In the event that Ricerca, Biosciences, LLC, ScinoPharm Ltd. or SCI Pharmtech is unable or unwilling to serve as the supplier of budiodarone, we might not be able to manufacture budiodarone’s active pharmaceutical ingredient. This could delay the development of, and impair our ability to, commercialize budiodarone. To produce budiodarone drug product, drug substance is processed into 50 milligram or 200 milligram capsule forms by Patheon Inc. of Mississauga, Ontario.

The starting materials for the production of tecarfarin are provided by Synquest Labs, Inc. and Chem Uetikon, GmbH. To date, the active pharmaceutical ingredient for tecarfarin has been produced by ChemShop BV of the Netherlands and Corum Inc. of Taiwan on an ongoing purchase order basis. Should ChemShop BV or Corum Inc. be unable or unwilling to serve as the supplier of tecarfarin, a delay in the development of tecarfarin could occur, impairing our ability to commercialize tecarfarin on our existing timeline. Tecarfarin’s active pharmaceutical ingredient is processed into 1 milligram, 2 milligram, 5 milligram or 10 milligram tablets by QS Pharma of Boothwyn, PA.

The starting materials for the production of ATI-7505 are provided by the following vendors: SCI Pharmtech, Inc., Corum, Inc. and Lexen Inc. To produce ATI-7505 drug products, drug substance is processed into 20 milligram or 40 milligram tablet form by Pharmaceutics International, Inc. of Hunt Valley, MD. In the event that any of these vendors are unable or unwilling to produce sufficient quantities of material for the manufacture of ATI-7505, the development and/or commercialization of ATI-7505 could be delayed or impaired.

The starting materials for the production of ATI-9242 are provided by the following vendors: Corum Inc., Alfa Aesar, Apollo Scientific Ltd., and SKECHEM. To date, the active pharmaceutical ingredient for ATI-9242 has been produced exclusively by Corum Inc. in Taiwan. In the event that Corum Inc. is unable or unwilling to serve as the supplier of ATI-9242, we would not be able to manufacture ATI-9242’s active pharmaceutical ingredient. This could delay the development of, and impair our ability to, commercialize ATI-9242. To produce ATI-9242 drug product, drug substance is processed into 20 milligram capsule form by Xcelience LLC of Tampa, FL.

All of our current arrangements with third-party manufacturers and suppliers for the production of our product candidates are on a purchase order basis. We currently do not have long-term supply contracts with any of the third-party manufacturers and suppliers for our product candidates, and they are not required to supply us with products for any specified periods, in any specified quantities or at any set price, except as may be specified in a particular purchase order. We have no reason to believe that any of the current manufacturers and suppliers for our product candidates is the sole source for the materials they supply us. However, if we were to lose one of these vendors and were unable to obtain an alternative source on a timely basis or on terms acceptable to us, our clinical and production schedules could be delayed. In addition, to the extent that any of these vendors uses technology or manufacturing processes that are proprietary, we may be unable to obtain comparable materials from alternative sources.

If we are required to obtain alternate third-party manufacturers, it could delay or prevent the clinical development and commercialization of our product candidates.

We may not be able to maintain or renew our existing or any other third-party manufacturing arrangements on acceptable terms, if at all. If we are unable to continue relationships with our current suppliers, or to do so at acceptable costs, or if these suppliers fail to meet our requirements for these product candidates for any reason, we would be required to obtain alternative suppliers. Any inability to obtain qualified alternative suppliers, including an inability to obtain or delay in obtaining approval of an alternative supplier from the FDA, would delay or prevent the clinical development and commercialization of these product candidates.

Changes in manufacturing site, process or scale can trigger additional regulatory requirements that could delay our ability to perform certain clinical trials or obtain product approval.

The manufacturing and formulation of each of our lead product candidates that have been tested in humans to date has been performed by entities other than those that will likely manufacture the products for future clinical trials or commercial use. There is a possibility that analysis of future clinical trials will show that the results from our earlier clinical trials have not been replicated. The failure to replicate these earlier clinical trials would delay our clinical development timelines. New impurity profiles that occur as a result of changing manufacturers may lead to delays in clinical trial testing and approvals.

Use of third-party manufacturers may increase the risk that we will not have adequate supplies of our product candidates.

Our current and anticipated future reliance on third-party manufacturers will expose us and our future collaborative partners to risks that could delay or prevent the initiation or completion of our clinical trials, the submission of applications for regulatory approvals, the approval of our product by the FDA or the commercialization of our products, and may result in higher costs or lost product revenues. In particular, our contract manufacturers could:

•                  encounter difficulties in achieving volume production, quality control and quality assurance or suffer shortages of qualified personnel, which could result in their inability to manufacture sufficient quantities of drugs to meet our clinical schedules or to commercialize our product candidates;

•                  terminate or choose not to renew manufacturing agreements, based on their own business priorities, at a time that is costly or inconvenient for us;

•                  fail to establish and follow FDA-mandated current good manufacturing practices, or cGMPs, which are required for FDA approval of our product candidates, or fail to document their adherence to cGMPs, either of which could lead to significant delays in the availability of material for clinical studies and delay or prevent marketing approval for our product candidates; and

•                  breach or fail to perform as agreed under manufacturing agreements.

If we are not able to obtain adequate supplies of our product candidates, it will be more difficult for us to develop our product candidates and compete effectively. Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities.

In addition, Lexen, SCI Pharmtech, Scinopharm, Corum Inc. and ChemShop BV are located outside of the United States. This may give rise to difficulties in importing our product candidates or their components into the United States as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation, or defective packaging.

If our preclinical studies do not produce successful results or our clinical trials do not demonstrate safety and efficacy in humans, we will not be able to commercialize our product candidates.

To obtain the requisite regulatory approvals to market and sell any of our product candidates, we must demonstrate, through extensive preclinical studies and clinical trials, that the product candidate is safe and effective in humans. To date, we have not completed all required clinical trials of any product candidate. Preclinical and clinical testing is expensive, can take many years and has an uncertain outcome. A failure of one or more of our clinical trials could occur at any stage of testing. In addition, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process, which could delay or prevent our ability to commercialize our product candidates, including:

•                  regulators or institutional review boards may not authorize us to commence a clinical trial at a prospective trial site;

•                  our preclinical studies or clinical trials may produce negative or inconclusive results, which may require us to conduct additional preclinical or clinical testing or to abandon development projects;

•                  we may suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks;

•                  regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•                  the effects of our product candidates may not be the desired effects or may include undesirable side effects; and

•                  our preclinical studies or clinical trials may show that our product candidates are not superior to the original drugs on which our product candidates are modeled.

For instance, our preclinical studies and clinical trials may indicate that our product candidates cause unexpected drug-drug interactions and result in adverse events. For example, budiodarone’s preclinical studies contain results that are currently being monitored in the clinic. Inhibition of testicular function was observed in one animal species as part of these studies. No such effect has been observed to date in the clinic and monitoring continues. In published studies, a similar effect is thought to be correlated with the accumulation of amiodarone in tissues. A possible renal effect was also observed at high doses in our rat and dog toxicology studies for budiodarone. While we will continue to monitor patients for these effects, there is no assurance these effects will not occur in patients as part of our clinical trials for budiodarone, and have a resulting adverse effect on our ability to obtain requisite regulatory approval to market and sell budiodarone. Similarly, in the clinical testing of budiodarone in patients whose condition also required treatment with warfarin, dose adjustments of warfarin were sometimes required. As is common to most clinical trials, the potential for drug-drug interactions will be monitored. As another example, due to the result of our Phase 2/3 clinical trial of tecarfarin, additional clinical trials of tecarfarin will be necessary in order to demonstrate clinical superiority to warfarin. Even if we adequately demonstrate that tecarfarin is safe and effective and obtain FDA approval, we may not be permitted to market it as superior to warfarin. In a canine toxicology study of ATI-7505 performed by our former collaboration partner, P&G, six deaths occurred at doses that were 10 and 20 times greater than doses currently being used in clinical trials. Our clinical trials to date have indicated only mild to moderate side effects in humans. However, further observation is warranted.

Even when our product candidates do not cause any adverse effects, clinical studies of efficacy may show that our product candidates do not have significant effects on target symptoms or may be inconclusive. For example, in the EmbraceAC study, tecarfarin demonstrated efficacy essentially the same as in earlier Phase 2 studies but did not achieve the primary endpoint of superiority over warfarin, as measured by time in therapeutic range. ATI-7505 was tested in two Phase 2 clinical trials in which the primary endpoints were not met in comparison to placebo. Although these studies did support ATI-7505’s efficacy against certain symptoms as secondary endpoints, if future studies show that ATI-7505 is not sufficiently efficacious to justify its use as a therapy, our business and prospects may be materially adversely affected. In addition, we may need to reformulate the ATI-9242 drug product should we find in our on-going Phase 1 testing that adequate blood levels are not achieved with our current formulation.

Unforeseen events could cause us to experience significant delays in, or the termination of, clinical trials. Any such events would increase our costs and could delay or prevent our ability to commercialize our product candidates, which would adversely impact our financial results.

We may not be successful in our efforts to identify or discover additional candidates using our RetroMetabolic Drug Design Technology.

An important element of our strategy is to continue to identify existing molecules which have demonstrated efficacy, but have safety problems that are amenable to our RetroMetabolic Drug Design technology. Other than budiodarone, tecarfarin, ATI-7505 and ATI-9242, all of our programs are in the preclinical or discovery stage. Research programs to identify new product candidates require substantial technical, financial and human resources. These programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

•                  the research methodology used may not be successful in identifying potential product candidates; or

•                  potential product candidates may, on further study, be found not to retain the efficacy profile of the original molecule or be shown to retain harmful side effects or other characteristics suggesting that they are unlikely to be effective products. For instance, at high doses our budiodarone product candidate interacts with warfarin and causes prolonged INR which could increase the risk of hemorrhage complications.

If we are unable to develop suitable product candidates through internal research programs or otherwise, we may not be able to increase our revenues in future periods, which could result in significant harm to our financial position and adversely impact our stock price.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval. If we fail to comply with continuing regulations, we could lose these approvals and the sale of our products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the approval could be conditioned on our conducting additional costly post-approval studies, implementing a Risk Evaluation and Mitigation Strategy, or REMS, if the FDA determines that a REMS is necessary to ensure the benefits of the drug outweigh the risks, or could limit the indicated uses included in our labeling. Moreover, the product may later cause adverse effects that limit or prevent its widespread use, force us to withdraw it from the market or impede or delay our ability to obtain regulatory approvals in additional countries. In addition, the manufacturer of the product and its facilities will continue to be subject to FDA review and periodic inspections to ensure adherence to applicable GMPA regulations. After receiving marketing approval, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product will remain subject to extensive regulatory requirements.

If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities or previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•                  restrictions on the products, manufacturers or manufacturing processes;

•                  warning letters;

•                  civil or criminal penalties or fines;

•                  injunctions;

•                  product seizures, detentions or import bans;

•                  voluntary or mandatory product recalls and publicity requirements which could vary in foreign jurisdictions;

•                  suspension or withdrawal of regulatory approvals;

•                  total or partial suspension of production; and

•                  refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications.

Because we have a number of product candidates and are considering a variety of target indications, we may expend our limited resources to pursue a particular candidate or indication and fail to capitalize on candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus on research programs and product candidates for the specific opportunities that we believe are the most amenable to our RetroMetabolic Drug Design and are the most commercially promising. As a result, we may forego or delay pursuit of opportunities with other product candidates or other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. In addition, we may spend valuable time and managerial and financial resources on research programs and product candidates for specific indications that ultimately do not yield any commercially viable products. If we do not accurately evaluate the technical feasibility and the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in situations where it would have been more advantageous for us to retain sole rights to development and commercialization.

The commercial success of any products that we may develop will depend upon the degree of market acceptance among physicians, patients, healthcare payors and the medical community.

Any products that we may develop may not gain market acceptance among physicians, patients, healthcare payors and the medical community. If these products do not achieve an adequate level of acceptance, we may not generate material product revenues and we may not become profitable. The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•                  demonstration of efficacy and safety in clinical trials;

•                  demonstration that we have adequately addressed the specific safety problem of the original molecule;

•                  the prevalence and severity of any side effects;

•                  potential or perceived advantages over alternative treatments;

•                  perceptions about the relationship or similarity between our product candidates and the original drug upon which each RetroMetabolic Drug Design candidate was based;

•                  advantage over other drugs may not be sufficiently great enough to obtain premium pricing;

•                  the timing of market entry relative to competitive treatments;

•                  the ability to offer our product candidates for sale at competitive prices;

•                  relative convenience and ease of administration;

•                  the strength of marketing and distribution support;

•                  sufficient third-party coverage or reimbursement; and

•                  the product labeling or product insert required by the FDA or regulatory authorities in other countries.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate product revenue.

We do not have a sales and marketing organization and have no experience in the sales, marketing and distribution of pharmaceutical products. It is our intention to use collaborative arrangements to gain access to large sales and marketing organizations in order to commercialize our product candidates. Additionally, in the event we enter into any collaboration arrangements for any of our product candidates, we may retain the right to co-promote the sales of any ultimate product(s) by establishing a small specialty sales force to market such product(s) to specific physician groups. There are risks involved with establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. Developing an internal sales force is expensive and time-consuming and could delay any product launch. On the other hand, if we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we market and sell any products that we develop ourselves.

We may decide to establish our own specialty sales force and engage pharmaceutical or other healthcare companies with an existing sales and marketing organization and distribution system to sell, market and distribute our products. We may not be able to establish these sales and distribution relationships on acceptable terms, or at all. Factors that may inhibit our efforts to commercialize our products without collaborators or licensees include:

•                  our inability to convince future corporate partners to allow us to retain commercialization rights for specific physician groups;

•                  our inability to obtain financing to establish the specialty sales force;

•                  our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•                  the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

•                  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•                  unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Because the establishment of sales and marketing capabilities depends on the progress toward commercialization of our product candidates and because of the numerous risks and uncertainties involved with establishing our own sales and marketing capabilities, we are unable to predict when we will establish our own sales and marketing capabilities. If we are not able to partner with a third party and are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty commercializing our product candidates, which would adversely affect our business and financial condition.

Our ability to generate revenue from any products that we may develop will depend on reimbursement and drug pricing policies and regulations.

Many patients may be unable to pay for any products that we may develop. In the United States, many patients will rely on Medicare, Medicaid, private health insurers and other third-party payors to pay for their medical needs. Our ability to achieve acceptable levels of reimbursement for drug treatments by governmental authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize, and attract collaborative partners to invest in the development of, our product candidates. We cannot be sure that reimbursement in the United States, Europe or elsewhere will be available for any products that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future. Third-party payors increasingly are challenging prices charged for medical products and services, and many third-party payors may refuse to provide reimbursement for particular drugs when an equivalent generic drug is available. Although we believe that the safety profile of any products that we may develop will be sufficiently different from the original drugs from which they are modeled to be considered unique and not subject to substitution by a generic of the original drug in the case of budiodarone and tecarfarin, it is possible that a third-party payor may consider our product candidate and the generic original drug as equivalents and only offer to reimburse patients for the generic drug. In the case of ATI-7505, the original molecule, cisapride, was withdrawn from the market and no generic version exists, but there are many competitive products which may limit the amount we can charge for this product candidate. There are five atypical antipsychotics which currently dominate an estimated $16.0 billion market for such drugs. Most will be generic competitors of ATI-9242 if it ever reaches the marketplace. While we have designed ATI-9242 to have the improved efficacy and safety features over the existing atypical antipsychotics, these desired features may not be proven in clinical testing or payors may be unwilling to pay a higher price for improved features when generic alternatives are available. Even if we show improved safety with our product candidates, pricing of the existing original drug may limit the amount we will be able to charge for each of our product candidates. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates, and may not be able to obtain a satisfactory financial return on products that we may develop.

The trend toward managed healthcare in the United States and the changes in health insurance programs, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us. In addition, any future regulatory changes regarding the healthcare industry or third-party coverage and reimbursement may affect demand for any products that we may develop and could harm our sales and profitability.

If our competitors are able to develop and market products that are more effective, safer or less costly than any products that we may develop, our commercial opportunity will be reduced or eliminated.

We face competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before us and impair our ability to commercialize our product candidates.

We believe generic amiodarone will continue to provide competition to budiodarone for the treatment of atrial fibrillation, even though it is not labeled for use in atrial fibrillation in the United States. Amiodarone will continue to be used off-label in spite of its safety problems because of its generic pricing. Other generically available treatments for atrial fibrillation, such as sotalol, flecainide and propafenone, do not have equivalent efficacy to amiodarone, but will continue to compete in the atrial fibrillation marketplace. Merck and Cardiome Pharma Corp. are believed to be in Phase 2b testing with an oral product, vernakalant (oral), for the treatment of atrial fibrillation, as a follow-on therapy to vernakalant (IV), an intravenous formulation, for which a New Drug Application has been submitted to the FDA. Sanofi-aventis has obtained FDA approval to market in the United States their oral product, dronedarone (Multaq®), for the treatment of atrial fibrillation. Their Phase 3 clinical trial data demonstrated improved outcomes of reduction in the risk of cardiovascular related hospitalization or death for patients suffering from atrial fibrillation. We believe a similar endpoint may be required for budiodarone approval. However, based upon a recent meeting of the FDA advisory panel considering the regulatory approval of dronedarone, it appears that a superior mortality endpoint will not be required for budiodarone.

Competition for tecarfarin for use as an oral anticoagulant will continue to come from generic coumadin owing to its pricing and the years of experience physicians and patients have with the drug. Other oral anticoagulants are in development throughout the pharmaceutical and biotechnology industry. Most of these development programs are for non-monitored therapies falling into either the factor Xa or 2A direct thrombin inhibitor categories. We are aware of the following companies or collaborations each having a factor Xa inhibitor in development or in review with the FDA for approval: Johnson & Johnson in collaboration with Bayer AG has a factor Xa before the FDA for approval, Bristol-Myers Squibb Company in collaboration with Pfizer, Inc. has a factor Xa in development, and Portola Pharmaceuticals, Inc. in collaboration with Merck Inc. has a factor Xa program in development. We are aware of a direct thrombin inhibitor program, dabigatran at Boehringer-Ingelheim GmbH, which recently presented results showing enhanced efficacy and/or safety as compared to warfarin. Although we believe tecarfarin’s mechanism of action (VKOR inhibition as with warfarin) and broadly available inexpensive monitoring methodology (INR) provide an advantage, these factor Xa and 2A direct thrombin inhibitor programs will likely be significant competitive factors in this market. In addition, there may be other compounds of which we are not aware at earlier stages of development that may compete with tecarfarin.

ATI-7505 has potential use in at least five indications: chronic constipation, functional dyspepsia, GERD, gastroparesis and IBS with constipation. Some of these indications may not be recognized by the FDA as sufficiently defined to enable regulatory approval of a drug for treatment. ATI-7505 is a prokinetic which has been shown to increase motility in the upper and lower gastrointestinal tract, including the ability to improve gastric emptying and colonic motility. ATI-7505 has demonstrated efficacy in a Phase 2 clinical trial for chronic idiopathic constipation.  Products which affect the gastrointestinal system’s motility could be useful in the treatment of each of these disorders including the approved products metaclopromide or erythromycin, but have limitations due to safety and/or tachyphylaxis. Other prokinetics in development which may also compete with ATI-7505, include TD-5108, which is being developed by Theravance and prucalopride, which is being developed by Movetis, Inc.  In constipation, substantial competition exists with approved products prescription Amitiza and over-the-counter Miralax.  A product in development for chronic idiopathic constipation or IBS with constipation, or IBS-c, is linaclotide being developed by Ironwood in collaboration with Forest Pharmaceuticals Inc.  While linaclotide has a different pharmacological mechanism of action than ATI-7505, Ironwood recently announced positive results from two Phase 3 clinical trials testing linaclotide in patients with chronic constipation  Tranzyme has an IV and oral grehlin agonist, TZD-101 and TZD-102, in Phase 2 development and has obtained FDA fastrack designation for gastroparesis.

Competition for ATI-9242 will likely come from the five largest selling atypical antipsychotics: Risperdal by Janssen Pharmaceutica, Seroquel by AstraZeneca Pharmaceuticals LP, Zyprexa by Eli Lilly and Company, Abilify by Bristol-Myers Squibb/Otsuka America Pharmaceutical, Inc. and Geodon by Pfizer Inc., which contributed to aggregate sales of $15.7 billion in 2007. It is likely that virtually all of these products will be sold as generic products by the time ATI-9242 could come to market. Other antipsychotics are in development which may also be competitive to ATI-9242.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Established pharmaceutical companies may invest heavily to quickly discover and develop novel compounds that could make our product candidates obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. In addition, these companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do. We are also aware of other companies that may currently be engaged in the discovery of medicines that will compete with the product candidates that we are developing. In addition, in the markets that we are targeting, we expect to compete against current market-leading medicines. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition will suffer.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading clinicians. If we are not able to retain Dr. Goddard, our Chairman and Chief Executive Officer, Dr. Milner, our President, Research and Development, Mr. Varian, our Chief Operating Officer and Chief Financial Officer, Dr. Canafax, our Vice President and Chief Development Officer, and Dr. Druzgala, our Senior Vice President and Chief Scientific Officer, we may not be able to successfully develop or commercialize our product candidates. Competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. In addition, none of our employees have employment commitments for any fixed period of time and could leave our employment at will. We carry “key person” insurance in the amount of $1.0 million for each of Drs. Milner and Druzgala, but do not carry “key person” insurance covering any other members of senior management or key scientific personnel. If we fail to identify, attract and retain qualified personnel, we may be unable to continue our development and commercialization activities.

Our workforce reduction in October 2009 and any future workforce and expense reductions may have an adverse impact on our internal programs, our ability to hire and retain key personnel and may be distracting to management.

In October 2009, our board of directors committed to a restructuring plan that will result in a reduction in force affecting 17 employees in order to improve operational efficiencies.  In light of our continued need for funding and expense control, we may be required to implement further workforce and expense reductions in the future. Further workforce and expense reductions could result in reduced progress on our internal programs. In addition, employees, whether or not directly affected by a reduction, may seek future employment with our business partners or competitors. Although our employees are required to sign a confidentiality agreement at the time of hire, the confidential nature of certain proprietary information may not be maintained in the course of any such future employment. Further, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled personnel. We may have difficulty retaining and attracting such personnel as a result of a perceived risk of future workforce and expense reductions. In addition, the implementation of the restructuring program may result in the diversion of efforts of our executive management team and other key employees, which could adversely affect our business.

We will need to hire additional employees in order to commercialize our product candidates. Any inability to manage future growth could harm our ability to commercialize our product candidates, increase our costs and adversely impact our ability to compete effectively.

In order to commercialize our product candidates, we will need to expand the number of our managerial, operational, financial and other employees. Because the projected time frame for hiring these additional employees depends on the development status of our product candidates and because of the numerous risks and uncertainties associated with drug development and our existing capital resources, we are unable to project when we will hire these additional employees. While to date we have not experienced difficulties in recruiting, hiring and retaining qualified individuals, the competition for qualified personnel in the pharmaceutical and biotechnology field is intense.

Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and compete effectively will depend, in part, on our ability to manage any future growth effectively.

If product liability lawsuits are brought against us, we will incur substantial liabilities and may be required to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products that we may develop caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•                  decreased demand for any product candidates or products that we may develop;

•                  injury to our reputation;

•                  withdrawal of clinical trial participants;

•                  costs to defend the related litigation;

•                  increased demands on management’s attention in defending the related litigation;

•                  substantial monetary awards to clinical trial participants or patients;

•                  loss of revenue; and

•                  the inability to commercialize any products that we may develop.

We have product liability insurance that covers our clinical trials up to an aggregate $10.0 million annual limit. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for any products that we may develop. Insurance coverage is increasingly expensive, and we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

If we use biological and hazardous materials in a manner that causes contamination, injury or violates laws, we may be liable for damages.

Our research and development activities involve the use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We, the third parties that conduct clinical trials on our behalf and the third parties that manufacture our product candidates are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and waste products. The cost of compliance with these laws and regulations could be significant. The failure to comply with these laws and regulations could result in significant fines and work stoppages and may harm our business.

Our principal facility is located in California’s Silicon Valley, in an area with a long history of industrial activity and use of hazardous substances, including chlorinated solvents. Certain environmental laws, including the U.S. Comprehensive, Environmental Response, Compensation and Liability Act of 1980, impose strict, joint and several liabilities on current operators of real property for the cost of removal or remediation of hazardous substances. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. As a result, while we have not been notified of any claim against us, we are not aware of any such release, nor have we been held liable for costs to address contamination at the property beneath our facility in the past, we cannot rule out the possibility that this may occur in the future. We do not carry specific insurance against such a claim.

We will need to implement additional finance and accounting systems, procedures and controls in the future as we grow our business and organization and to satisfy new reporting requirements.

As a public reporting company, we need to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, including expanded disclosures and accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other requirements will increase our costs and require additional management resources. We continuously work to enhance our finance and accounting systems, procedures and controls and may need to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements. Compliance with Section 404 first applied to our annual report on Form 10-K for our year ended December 31, 2008, to be followed by a requirement for attestation by our independent auditors as to our compliance as of December 31, 2010. If our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2010, investors could lose confidence in the reliability of our internal controls over financial reporting, which could adversely affect our stock price and our ability to raise capital.

Our principal facility is located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

Our principal facility is located in California’s Silicon Valley near known earthquake fault zones and, therefore, is vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. We currently may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions, and we do not currently plan to purchase additional insurance to cover such losses because of the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition. Our current insurance does not specifically cover property loss or business interruption due to earthquake damage.

Risks Related to Ownership of Our Common Stock

Our stock price may be extremely volatile, and your investment in our common stock could suffer a decline in value.

You should consider an investment in our common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Investors who purchase our common stock may not be able to sell their shares at or above the purchase price. Security market prices for securities of biopharmaceutical companies have been highly volatile. In addition, the volatility of biopharmaceutical company stocks often does not correlate to the operating performance of the companies represented by such stocks. Some of the factors that may cause the market price of our common stock to fluctuate include:

•                  adverse results or delays in our clinical trials;

•                  the timing or delay of achievement of our clinical, regulatory, partnering and other milestones, such as the commencement of clinical development, the completion of a clinical trial, the receipt of regulatory approval or the establishment or termination of a commercial partnership for one or more of our product candidates;

•                  announcement of FDA approval or non-approval of our product candidates or delays in the FDA review process;

•                  actions taken by regulatory agencies with respect to our product candidates, our clinical trials or our sales and marketing activities;

•                  the commercial success of any product approved by the FDA or its foreign counterparts;

•                  regulatory developments in the United States and foreign countries;

•                  changes in the structure of healthcare payment systems;

•                  any intellectual property infringement lawsuit involving us;

•                  announcements of technological innovations or new products by us or our competitors;

•                  market conditions for the biotechnology or pharmaceutical industries in general;

•                  changes in financial estimates or recommendations by securities analysts;

•                  sales of large blocks of our common stock;

•                  sales of our common stock by our executive officers, directors and significant stockholders;

•                  restatements of our financial results and/or material weaknesses in our internal controls; and

•                  the loss of any of our key scientific or management personnel.

The stock markets in general, and the markets for biotechnology stocks in particular, have experienced extreme volatility and price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs, which would hurt our financial condition and results of operations, divert management’s attention and resources, and possibly delay our clinical trials or commercialization efforts.

Fluctuations in our operating results could cause our stock price to decline.

The following factors are likely to result in fluctuations of our operating results from quarter to quarter and year to year:

•                  adverse results or delays in our clinical trials;

•                  the timing or delay of achievement of our clinical, regulatory, partnering and other milestones, such as the commencement of clinical development, the completion of a clinical trial, the receipt of regulatory approval or the establishment or termination of a commercial partnership for one or more of our product candidates;

•                  announcement of FDA approval or non-approval of our product candidates or delays in the FDA review process;

•                  actions taken by regulatory agencies with respect to our product candidates, our clinical trials or our sales and marketing activities;

•                  the commercial success of any product approved by the FDA or its foreign counterparts;

•                  regulatory developments in the United States and foreign countries;

•                  changes in the structure of healthcare payment systems;

•                  any intellectual property infringement lawsuit involving us; and

•                  announcements of technological innovations or new products by us or our competitors.

Because of these potential fluctuations in our operating results, a period-to-period comparison of our results of operations may not be a good indication of our future performance. In any particular financial period the actual or anticipated fluctuations could be below the expectations of securities analysts or investors and our stock price could decline.

If we fail to continue to comply with the listing requirements of The NASDAQ Global Market, the price of our common stock and our ability to access the capital markets could be negatively impacted.*

Our common stock is currently listed on The NASDAQ Global Market. To maintain the listing of our common stock on The NASDAQ Global Market we are required to meet certain listing requirements, including a minimum closing bid price of $1.00 per share, a market value of publicly held shares (excluding shares held by our executive officers, directors and 10% or more stockholders) of at least $5 million and stockholders’ equity of at least $10 million. As of September 30, 2009, our stockholders’ equity was $1.8 million.  As a result, we do not meet The NASDAQ Global Market’s stockholders’ equity listing requirement as of September 30, 2009.  In the event we receive sufficient additional capital in the near term from a potential collaboration arrangement involving any of our lead product candidates or through an equity financing, our stockholders’ equity could be in excess of $10 million, which may forestall our delisting from The NASDAQ Global Market.

If we fail to comply with the listing standards of The NASDAQ Global Market, we may consider transferring to The NASDAQ Capital Market, provided we met the transfer criteria, which is a lower tier market, or our common stock may be delisted and traded on the over-the-counter bulletin board network. Moving our listing to The NASDAQ Capital Market could adversely affect the liquidity of our common stock.  If our common stock were to be delisted by NASDAQ, we could face significant material adverse consequences, including:

•                  a limited availability of market quotations for our common stock;

•                  a reduced amount of news and analyst coverage for us;

•                  a decreased ability to issue additional securities or obtain additional financing in the future;

•                  reduced liquidity for our stockholders;

•                  potential loss of confidence by collaboration partners and employees; and

•                  loss of institutional investor interest and fewer business development opportunities.

If we sell shares of our common stock under our existing committed equity line financing facility, our existing stockholders will experience immediate dilution and, as a result, our stock price may go down.

In October 2009, we entered into a committed equity line financing facility, or financing arrangement, under which we may sell up to $35.0 million of our common stock to Commerce Court over a 24-month period subject to a maximum of 5,494,290 shares of our common stock, including the 114,200 shares of common stock we issued to Commerce Court in October 2009 as Commitment Shares.  The sale of shares of our common stock pursuant to the financing arrangement will have a dilutive impact on our existing stockholders.  Commerce Court may resell some or all of the shares we issue to them under the financing arrangement and such sales could cause the market price of our common stock to decline significantly with advances under the financing arrangement.  To the extent of any such decline, any subsequent advances would require us to issue a greater number of shares of common stock to Commerce Court in exchange for each dollar of the advance.  Under these circumstances, our existing stockholders would experience greater dilution.  Although Commerce Court is precluded from short sales of shares acquired pursuant to advances under the financing arrangement, the sale of our common stock under the financing arrangement could encourage short sales by third parties, which could contribute to the further decline of our stock price.

Because a small number of existing stockholders own a large percentage of our voting stock, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

Based on our outstanding shares as of December 1, 2009 (which excludes any shares of common stock issuable upon exercise of warrants and options outstanding on such date), our executive officers, directors and holders of 5% or more of our outstanding common stock beneficially own approximately 60.1% of our common stock. As a result, these stockholders, acting together, will be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may delay or prevent an acquisition of us, a change in our management or other changes that stockholders may consider favorable. These provisions include:

•                  a classified board of directors;

•                  a prohibition on actions by our stockholders by written consent;

•                  the ability of our board of directors to issue preferred stock without stockholder approval, which could be used to adopt a stockholders’ rights plan that would make it difficult for a third party to acquire us;

•                  notice requirements for nominations for election to the board of directors; and

•                  limitations on the removal of directors.

Moreover, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Future sales of our common stock in the public market could cause our stock price to drop substantially.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

As of December 1, 2009, we had 27,620,349 shares of common stock outstanding, which excludes any shares of common stock issuable upon exercise of warrants and options outstanding as of such date. The shares outstanding are freely tradable without restriction in the public market unless held by an affiliate of ours. Shares held by our affiliates are eligible for sale in the public market either in accordance with an effective resale registration statement with the Securities and Exchange Commission or pursuant to the volume limitations and manner of sale requirements under Rule 144. Any common stock that is either subject to outstanding options or warrants or reserved for future issuance under our 2001 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Non-Employee Directors’ Stock Option Plan and 2007 Employee Stock Purchase Plan could also become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Certain of our affiliates have rights with respect to registration of a significant number of our shares of common stock under the Securities Act. If such holders, by exercising their registration rights, cause a large number of securities to be sold in the public market, these sales could have an adverse effect on the market price for our common stock and may impair our ability to raise additional capital. In addition, as of September 30, 2009, we have filed three registration statements on Form S-8 under the Securities Act to register up to an aggregate of 5,005,132 shares of our common stock for issuance under our stock option and employee stock purchase plans, and intend to file additional registration statements on Form S-8 to register the shares automatically added each year to the share reserves under these plans.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•      the success and timing of our preclinical studies and clinical trials;

•      our ability to obtain and maintain regulatory approval for our product candidates;

•      our plans to research, develop and commercialize our product candidates;

•      the loss of key scientific or management personnel;

•      our ability to identify and develop new products and product candidates;

•      the size and growth potential of the potential markets for our product candidates and our ability to serve those markets;

•      regulatory developments in the United States and foreign countries;

•      the rate and degree of market acceptance of our product candidates;

•      the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing, and our ability to obtain additional financing;

•      our ability to attract collaborators with development, regulatory and commercialization expertise;

•      our ability to obtain and maintain intellectual property protection for our product candidates;

•      the successful development of our marketing capabilities;

•      the success of competing therapies that are or become available; and

•      the performance of third-party manufacturers with which we contract to provide a supply of our product candidates.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or the negative of these terms, or other comparable terminology or similar expressions intended to identify forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in this prospectus and under similar headings in any amendments or supplements to this prospectus. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and the information incorporated herein by reference as described under the heading “Information Incorporated by Reference” in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus.

PRICE RANGE OF OUR COMMON STOCK

Since November 7, 2007, our common stock has been listed on The NASDAQ Global Market under the symbol “ARYX.” The following table sets forth, for the periods indicated, the reported high and low sales prices of our common stock on The NASDAQ Global Market:

Year ended December 31, 2007	High	Low
Fourth Quarter (beginning November 7, 2007)	$9.24	$6.63

Year ended December 31, 2008	High	Low
First Quarter	$9.74	$3.71
Second Quarter	8.38	5.42
Third Quarter	7.74	4.18
Fourth Quarter	6.09	1.10

Year ending December 31, 2009	High	Low
First Quarter	$4.00	$1.90
Second Quarter	6.32	2.97
Third Quarter	4.69	1.91
Fourth Quarter (through December 1, 2009)	3.20	2.24

The reported last sale price of our common stock on The NASDAQ Global Market on December 1, 2009 was $2.62 per share. As of December 1, 2009, there were 91 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on any of our shares of capital stock. We currently intend to retain future earnings, if any, to finance the expansion and growth of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, we are prohibited from paying dividends, other than dividends payable solely in common stock, by covenants contained in our loan agreements with Lighthouse Capital Partners V, L.P. and General Electric Commercial Finance.

SECURITIES OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 1, 2009 by: (i) each director; (ii) each of our executive officers; (iii) all executive officers and directors of ARYx as a group; and (iv) all those known to us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with MPM Capital (2)	5,900,885	21.0%
Growth Equities Opportunities Fund, LLC (3)	5,810,056	20.1
Nomura Phase4 Ventures L.P. (4)	2,447,731	8.9
Jennison Associates LLC (5)	2,443,017	8.7
Ayer Capital Management, LP (6)	1,623,760	5.9
Executive Officers and Directors
Paul Goddard, Ph.D. (7)	665,116	2.4
Peter G. Milner, M.D. (8)	449,138	1.6
Pascal Druzgala, Ph.D. (9)	295,895	1.1
John Varian (10)	225,629	*
David Nagler (11)	125,028	*
Daniel Canafax, Pharm. D.(12)	90,647	*
David Beier (13)	12,314	*
Lars Ekman, M.D., Ph.D. (14)	31,480	*
Keith R. Leonard (15)	31,480	*
Herm Rosenman (16)	31,480	*
Paul J. Sekhri (17)	31,480	*
Nick Simon (18)	5,936,767	21.1
All executive officers and directors as a group (12 persons) (19)	7,926,454	26.9%

*              Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)           This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, ARYx believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 27,620,349 shares outstanding on December 1, 2009, adjusted as required by rules promulgated by the SEC.

(2)           Consists of 83,805 shares held by MPM Asset Management Investors 2002 BVIII LLC (“AM 2002”), 358,453 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 128,140 shares held by MPM BioVentures III Parallel Fund, LP (“BV Parallel”), 285,204 shares held by MPM BioVentures III, LP (“MPM III”), 4,241,787 shares held by MPM BioVentures III-QP, LP (“BV III QP”) and 267,183 shares held by MPM BioVentures Strategic Fund, LP. Also includes shares that the entities have a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding warrants: 8,817 by AM 2002, 37,713 by BV KG, 13,483 by BV Parallel, 30,007 by MPM III, and 446,293 by BV III QP. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC, or MPM BV III LLC, are the direct and indirect general partners of the above mentioned funds. Luke Evnin, Ansbert Gadicke, Michael Steinmetz, Nicholas Galakatos, Dennis Henner, Kurt Wheeler and Nicholas Simon III, one of our directors, are members of MPM BV III LLC and MPM AMI BV III and share investment and voting power over the shares held by all the above-mentioned funds.

Messrs. Evnin, Gadicke, Steinmetz, Galakatos, Henner, Wheeler and Simon each disclaim beneficial ownership of the shares held by such above-mentioned funds except to the extent of their respective proportionate pecuniary interests therein. The address of MPM Capital is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(3)           Consists of 4,469,274 shares directly held by Growth Equity Opportunities Fund, LLC (“GEO”) and indirectly held by New Enterprises Associates 12, Limited Partnership (“NEA 12”), the sole member of GEO, NEA Partners 12, Limited Partnership (“NEA Partners 12”), the sole general partner of NEA 12, NEA 12 GP, LLC (“NEA 12 GP”), the sole general partner of NEA Partners 12, and the individual managers of NEA 12 GP (NEA 12, NEA Partners 12, NEA GP 12 and the individual managers of NEA 12 GP together, the “Indirect Reporting Persons”). The individual managers of NEA 12 GP are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, C. Richard Kramlich, Krishna “Kittu” Kolluri, Charles M. Linehan, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. Also includes 1,340,782 shares that GEO and the Indirect Reporting Persons have a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding warrants. The Indirect Reporting Persons disclaim beneficial ownership of such portion of the securities held by GEO in which the Indirect Reporting Persons have no pecuniary interest. The address of GEO is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.

(4)           Nomura Phase4 Ventures Limited, as manager of Nomura Phase4 Ventures LP, has voting and investment power over all the shares held by such fund. Nomura Phase4 Ventures Limited is a subsidiary of Nomura International plc which is a subsidiary of Nomura Europe Holdings plc, which in turn is a subsidiary of Nomura Holdings Inc., a publicly traded company. Mr. Hiromichi Aoki, the Head of Merchant Banking, Nomura International plc, and Dr. Denise Pollard-Knight, the Head of Nomura Phase4 Ventures, are the only two members of the board of directors of Nomura Phase4 Ventures Limited and both of them, acting together, exercise the voting and investment power of Nomura Phase4 Ventures Limited. Dr. Pollard-Knight disclaims beneficial ownership over any of the shares held by Nomura Phase4 Ventures LP except to the extent of her pecuniary interest therein. The address of Nomura Phase4 Ventures LP is Nomura House, 1 St Martin’s-le-Grand, London EC1A 4NP, United Kingdom.

(5)           Consists of 231,282 shares held by IFTCO as nominee for Pacific Select Fund Health Services Portfolio (“IFTCO”) and 1,809,500 shares held by Hare & Co. (“Hare”). Also includes 44,635 shares and 357,600 shares that IFTCO and Hare respectively may acquire within 60 days of December 1, 2009 through the exercise of outstanding warrants. The address of these entities is c/o Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017.

(6)           Ayer Capital Management, LP holds the securities on behalf of other persons who have the right to receive or the power to direct the receipt of, dividends from, or proceeds from the sale of, such securities. The address of Ayer Capital Management, LP is 230 California, Suite 600, San Francisco, California 94111.

(7)           Includes 539,596 shares that Dr. Goddard has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options; 8,855 shares subject to our unvested share repurchase right as of December 1, 2009, and 57,187 shares held by the Paul & Jaqueline Goddard Family Living Trust for which Dr. Goddard and his spouse are trustees.

(8)           Includes 4,052 shares held by Naomi Milner, 31,903 shares held by Diarmuid Investments Ltd., 16,666 held by Susan C. Price and 90,484 shares that Dr. Milner has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options. Dr. Milner is deemed to have shared voting and investment power over the shares held by Naomi Milner, Dr. Milner’s sister, and Diarmuid Investments, Ltd.

(9)           Includes 121,560 shares that Dr. Druzgala has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

(10)         Consists of 225,629 shares that Mr. Varian has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

(11)         Includes 121,941 shares that Mr. Nagler has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

(12)         Includes 89,512 shares that Dr. Canafax has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

(13)         Consists of 12,314 shares that Mr. Beier has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

(14)         Consists of 31,480 shares that Dr. Ekman has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

(15)         Consists of 31,480 shares that Mr. Leonard has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

(16)         Consists of 31,480 shares that Mr. Rosenman has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

(17)         Consists of 31,480 shares that Mr. Sekhri has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options. Mr. Sekhri, one of our directors, is a venture partner at MPM Capital but has no voting or investment power over any shares held by the entities affiliated with MPM Capital.

(18)         Includes the shares described in Note (2) above and 31,480 shares that Mr. Simon has a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options. Mr. Simon disclaims beneficial ownership of the shares described in Note (2), except to the extent of his pecuniary interest therein.

(19)         Includes (i) 5,364,572 shares held and 536,313 shares that may be acquired within 60 days of December 1, 2009 through the exercise of outstanding warrants by entities affiliated with certain of our directors, and (ii) 1,358,436 shares that certain of our executive officers and directors have a right to acquire within 60 days of December 1, 2009 through the exercise of outstanding stock options.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of common stock that (i) may be issued by us to Commerce Court under the Purchase Agreement and (ii) have been issued as of the date hereof to Commerce Court as Commitment Shares under the terms of the Purchase Agreement. For additional information regarding the issuance of the common stock covered by this prospectus, see “Prospectus Summary—Committed Equity Line Financing Facility with Commerce Court” above. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with the Commerce Court on October 6, 2009 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Commitment Shares and the transactions contemplated by the Purchase Agreement and Registration Rights Agreement, Commerce Court has not had any material relationship with us within the past three years.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of December 1, 2009. As used in this prospectus, the term “selling stockholder” includes Commerce Court and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 27,620,349 shares of our common stock outstanding on December 1, 2009. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)		Number(3)	Percent(3)
Commerce Court Small Cap Value Fund, Ltd. (4)	114,200	*	5,494,290	—	—

*      Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)   This number represents the 114,200 shares of common stock we issued to Commerce Court on October 6, 2009 as Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Commerce Court may be required to purchase under the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Commerce Court’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of common stock to Commerce Court under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement, which are based on the market price of our common stock at the time of the draw down and, if we determine in our sole discretion, a percentage of the daily trading volume of our common stock during the Draw Down Period as well. Also, under the terms of the Purchase Agreement, we may not issue shares of our common stock to Commerce Court to the extent that Commerce Court or any of its affiliates would, at any time, beneficially own more than 9.9% of our outstanding common stock.  This beneficial ownership limitation may not be waived by the parties.

(2)   Applicable percentage ownership is based on 27,620,349 shares of our common stock outstanding as of December 1, 2009.

(3)   Assumes the sale of all shares being offered pursuant to this prospectus.

(4)   The business address of Commerce Court is c/o Fiduciary Services (BVI) Limited, Qwomar Complex, 4th Floor, P.O. Box 3170, Road Town, Tortola, British Virgin Islands. Commerce Court’s principal business is that of an international asset manager. We have been advised that Commerce Court is not a member of FINRA or an independent broker-dealer, and that neither Commerce Court nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. Graham J. Farinha and Peter W. Poole are directors of Commerce Court and have voting control and investment discretion over securities owned by Commerce Court. The foregoing should not be construed in and of itself as an admission by Mr. Farinha or Mr. Poole as to beneficial ownership of the securities owned by Commerce Court.

PLAN OF DISTRIBUTION

We are registering (i) shares of common stock that may be issued by us from time to time to Commerce Court under the Purchase Agreement to permit the resale of these shares of common stock after the issuance thereof by Commerce Court from time to time after the date of this prospectus and (ii) shares of common stock that have been issued as of the date hereof as Commitment Shares to Commerce Court under the terms of the Purchase Agreement to permit the resale of these shares of common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Commerce Court is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Commerce Court has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, Commerce Court has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Commerce Court is, and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, Commerce Court will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•                  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                  in the over-the-counter market in accordance with the rules of NASDAQ;

•                  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  and any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Commerce Court has informed us that each such broker-dealer will receive commissions from Commerce Court which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•                  the name of any such broker-dealers;

•                  the number of shares involved;

•                  the price at which such shares are to be sold;

•                  the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•                  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•                  other facts material to the transaction.

Commerce Court has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Pursuant to a requirement of FINRA the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $113,255 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, Commerce Court will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes an certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify Commerce Court and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Commerce Court has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Commerce Court specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward Kronish LLP, Palo Alto, California. As of the date of this prospectus, Cooley Godward Kronish LLP directly holds an aggregate of 2,777 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock that may be sold by the selling stockholder may from time to time in one or more offerings. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules to the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ARYx Therapeutics. The SEC’s Internet site can be found at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 27, 2009;

•                  our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2009, June 30, 2009 and March 31, 2009, as filed with the SEC on November 13, 2009, August 13, 2009 and May 14, 2009, respectively;

•                  our Definitive Proxy Statement on Schedule 14A for our 2009 Annual Meeting of Stockholders, as filed with the SEC on April 22, 2009;

•                  our Current Reports on Form 8-K, as filed with the SEC on November 2, 2009, October 8, 2009, July 8, 2009, May 27, 2009, February 24, 2009, February 10, 2009 and January 12, 2009; and

•                  the description of our common stock set forth under the caption “Description of Capital Stock” in the prospectus that constitutes part of our Registration Statement on Form S-1 (File No. 333-145813), initially filed with the SEC on August 30, 2007, including any amendments or reports filed for the purpose of updating this description.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555, telephone: (510) 585-2200.  In addition, all of the documents incorporated by reference into this prospectus may be accessed via the Internet at our website: http://www.aryx.com.  Any other information contained on, or accessible through, our website does not constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the Securities and Exchange Commission, or SEC, registration fee.

Amount to be Paid
SEC registration fee	$755
Legal fees and expenses	80,000
Accounting fees and expenses	17,500
Printing and miscellaneous expenses	15,000
Total	$113,255

Item 14. Indemnification of Directors and Officers.

As permitted by Delaware General Corporation Law, or Delaware law, the registrant’s certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under Delaware law for breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, a director exercise an informed business judgment based on all material information reasonably available to him or her. Consequently, a director will not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to the registrant or its stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  any act related to unlawful stock repurchases or redemptions or payments of dividends; or

•                  any transaction from which the director derived an improper personal benefit.

These limitations of liability do not limit or eliminate the registrant’s rights or any of its stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Delaware law, the registrant’s bylaws also provide that:

•                  the registrant will indemnify its directors and executive officers subject to certain exceptions, and may indemnify its other officers, employees and agents, to the fullest extent permitted by law;

•                  subject to certain exceptions, the registrant will advance expenses to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by law; and

•                  the rights provided in the registrant’s bylaws are not exclusive.

The registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. The registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of the person’s actions in connection with his or her services to the registrant, regardless of whether Delaware law permits indemnification for such liability.

The limitation of liability and indemnification provisions in the registrant’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the registrant’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the registrant’s directors and officers, even though an action, if successful, might benefit the registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the registrant pays the costs of settlement and damage awards against its directors and officers as required by these indemnification provisions.

As permitted by Delaware law, the registrant has entered into indemnity agreements with each of its directors and executive officers. These indemnification agreements may require the registrant, among other things, to indemnify its directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as a director, officer, employee or other agent of the registrant or any of its subsidiaries or any other company or enterprise to which the person provides services at the registrant’s request.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors or executive officers as to which indemnification is required or permitted, and the registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The registrant maintains a directors’ and officers’ liability insurance policy. The policy insures the registrant’s directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant of those losses for which it has lawfully indemnified its directors and officers. The policy contains various exclusions.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Committed Equity Line Financing Facility

On October 6, 2009, the registrant entered into a common stock purchase agreement, or the Purchase Agreement, with Commerce Court Small Cap Value Fund, Ltd., or Commerce Court, providing for a financing arrangement that is sometimes referred to as a committed equity line financing facility. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, Commerce Court is committed to purchase up to $35.0 million of shares of the registrant’s common stock over the 24-month term of the Purchase Agreement under certain specified conditions and limitations, provided that in no event may the registrant sell under the Purchase Agreement more than 5,380,090 shares of common stock, which is equal to one share less than 20% of the registrant’s outstanding shares of common stock on October 6, 2009, the closing date of the Purchase Agreement, less the number of shares of common stock the registrant issued to Commerce Court on the closing date as Commitment Shares described below.  Furthermore, in no event will Commerce Court be obligated to purchase any shares of the registrant’s common stock which, when aggregated with all other shares of the registrant’s common stock then beneficially owned by Commerce Court, would result in the beneficial ownership by Commerce Court of more than 9.9% of the then outstanding shares of the registrant’s common stock.

From time to time over the term of the Purchase Agreement, and in the registrant’s sole discretion, the registrant may present Commerce Court with draw down notices requiring Commerce Court to purchase a specified dollar amount of shares of its common stock, based on the price per share over 10 consecutive trading days, or the Draw Down Period, with the total dollar amount of each draw down subject to certain agreed-upon limitations based on the market price of the registrant’s common stock at the time of the draw down and, if the registrant determines in its sole discretion, a percentage of the daily trading volume of the registrant’s common stock during the Draw Down Period as well. The registrant is able to present Commerce Court with up to 24 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per Draw Down Period and a minimum of five trading days required between each Draw Down Period.

Once presented with a draw down notice, Commerce Court is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for the registrant’s common stock exceeds a threshold price determined by the registrant for such draw down. The per share purchase price for these shares equals the daily volume weighted average price of the registrant’s common stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 4.2% to 7.0%, based on a minimum  price specified by the registrant. If the daily volume weighted average price of the registrant’s common stock falls below the threshold price on any trading day during a Draw Down Period, the Purchase Agreement provides that Commerce Court will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. The obligations of Commerce Court under the Purchase Agreement to purchase shares of the registrant’s common stock may not be transferred to any other party.

In partial consideration for Commerce Court’s execution and delivery of the Purchase Agreement, the registrant issued to Commerce Court upon the execution and delivery of the Purchase Agreement 114,200 shares of its common stock, or the Commitment Shares, with each share valued at $3.0648, the average of the volume weighted average prices of the registrant’s common stock for the 10 trading days immediately preceding October 6, 2009. The issuance of the Commitment Shares, together with all other shares of common stock issuable to Commerce Court pursuant to the terms of the Purchase Agreement, is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of and Regulation D under the Securities Act.

Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC, served as the registrant’s placement agent in connection with the financing arrangement contemplated by the Purchase Agreement. The registrant has agreed to pay Reedland, upon each sale of its common stock to Commerce Court under the Purchase Agreement, a fee equal to 1.0% of the aggregate dollar amount of common stock purchased by Commerce Court upon settlement of each such sale. The registrant has agreed to indemnify and hold harmless Reedland against certain liabilities, including certain liabilities under the Securities Act.

Private Placement

On November 11, 2008, the registrant entered into a securities purchase agreement with certain institutional and other accredited investors pursuant to which the registrant sold and issued, in a private placement, an aggregate of 9,649,545 shares of common stock and warrants to purchase an aggregate of 2,894,864 shares of common stock. Under the terms of the securities purchase agreement, the price for each share of common stock purchased was $2.20. The total number of shares of common stock underlying each purchaser’s warrant was equal to 30% of the total number of shares purchased by such investor in the private placement with a purchase price per underlying share of common stock of $0.125. The combined purchase price of each share of common stock and each warrant to purchase 0.30 of a share of common stock issued in the private placement was $2.2375. The warrants are exercisable for a term of five years from November 14, 2008 and have an exercise price of $2.64 per share. The securities sold in the private placement were offered and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

Pacific Growth Equities, LLC served as the placement agent for the private placement. Certain of the registrant’s existing stockholders were investors in the private placement, including entities affiliated with MPM Capital and OrbiMed Advisors LLC, two of the registrant’s principal stockholders prior to the private placement. Upon closing of the private placement, the registrant received gross proceeds of approximately $21.6 million. The net proceeds, after deducting placement agent fees and other expenses of approximately $1.2 million in the aggregate, were approximately $20.4 million. No expenses were paid directly or indirectly by the registrant to its directors, officers or their associates, or to persons owning 10% or more of any of the registrant’s equity securities.

Other Sales of Unregistered Securities

From November 1, 2006 through December 1, 2009, the registrant issued and sold the following unregistered securities:

(1)   In February 2007, the registrant granted a stock award pursuant to its 2001 Equity Incentive Plan for 18,333 shares of common stock to one executive officer for an aggregate deemed consideration of $60,500.

(2)   In April 2007, the registrant granted a stock award pursuant to its 2001 Equity Incentive Plan for 25,000 shares of common stock to one executive officer for an aggregate deemed consideration of $82,500.

(3)   In June 2007, the registrant issued 1,055 shares of its Series C convertible preferred stock to one accredited investor pursuant to the cashless exercise of an outstanding warrant.

(4)   From July 1, 2007 through September 30, 2007, the registrant granted options to its employees for the purchase of an aggregate of 9,749 shares of common stock at an exercise price of $6.00 per share, pursuant to the registrant’s 2001 Equity Incentive Plan. During this period, stock options to purchase an aggregate of 13,344 shares of common stock were cancelled without being exercised and 89,651 shares of common stock were issued upon exercise of outstanding stock options at a weighted average exercise price of $3.45 per share. The stock options granted during this period pursuant to the registrant’s 2001 Equity Incentive Plan are subject to vesting over four years from the date of grant, subject to the optionee’s continuous service with the registrant.

(5)   In October 2007, the registrant issued a warrant to purchase up to 41,666 shares of its Series E convertible preferred stock to one accredited investor with an exercise price of $10.80 per share.

(6)   In October 2007, the registrant issued 1,927 shares of its Series C convertible preferred stock to one accredited investor pursuant to the cashless exercise of an outstanding warrant.

(7)   In July 2009, the registrant issued 49,381 shares of common stock to one accredited investor pursuant to the cashless exercise of an outstanding warrant.

The offers, sales and issuances of the securities described in Items 15(1), 15(2) and 15(4) were deemed to be exempt from registration under the Securities Act under either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their employment, business or other relationships, to information about the registrant.

The offers, sales, and issuances of the securities described in Items 15(3) and 15(5) through 15(7) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through their employment, business or other relationships, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Document

3.2(9)	Amended and Restated Certificate of Incorporation.

3.3(1)	Bylaws.

4.1	Reference is made to Exhibit 3.2 and 3.3 above.

4.2(1)	Specimen Common Stock Certificate.

4.3(1)	Form of Warrant to purchase shares of Series C preferred stock, issued September 3, 2003.

4.4(1)	Form of Warrant to purchase shares of Series C preferred stock, issued December 23, 2002.

4.5(1)	Form of Warrant to purchase shares of Series D preferred stock, issued March 28, 2005.

4.6(1)	Amended and Restated Investor Rights Agreement by and between the registrant and certain of its security holders.

4.7(1)	Form of Warrant to purchase shares of Series E preferred stock, issued October 19, 2007.

4.8(2)	Form of Warrant to purchase shares of common stock, issued October 17, 2008 to Lighthouse.

4.9(3)	Registration Rights Agreement by and between the registrant and the investors identified on the signature pages thereto, dated November 11, 2008.

4.10(3)	Form of Warrant to purchase shares of common stock, issued November 11, 2008 to several purchasers.

4.11(4)	Form of Warrant to purchase shares of common stock, issued December 31, 2008 to Oxford Financial Corporation.

4.12(5)	Registration Rights Agreement, dated October 6, 2009, by and between the registrant and Commerce Court Small Cap Value Fund, Ltd.

5.1†	Opinion of Cooley Godward Kronish LLP.

10.1(1)*	Form of Indemnity Agreement between the registrant and its executive officers and directors.

10.2(1)	Lease Agreement by and between the registrant and Trinet Essential Facilities X, Inc., dated November 16, 2004, as amended on June 17, 2005.

10.3(1)*	2001 Equity Incentive Plan.

10.4(1)*	Form of Option Agreement, Form of Option Grant Notice and Form of Exercise Notice under 2001 Equity Incentive Plan.

10.5(6)*	2007 Equity Incentive Plan.

10.6(6)*	Form of Option Agreement, Form of Option Grant Notice and Form of Exercise Notice under 2007 Equity Incentive Plan.

10.7(6)*	2007 Non-Employee Directors’ Stock Option Plan.

10.8(6)*	Form of Option Agreement, Form of Option Grant Notice and Form of Exercise Notice under the 2007 Non-Employee Directors’ Stock Option Plan.

10.9(6)*	2007 Employee Stock Purchase Plan.

10.10(1)*	Employment Agreement between the registrant and Paul Goddard, dated September 1, 2005.

10.11(1)*	Employment Agreement between the registrant and Peter G. Milner, dated September 30, 2005.

10.12(1)*	Employment Agreement between the registrant and John Varian, dated November 17, 2003.

10.13(1)*	Employment Agreement between the registrant and Pascal Druzgala, dated July 23, 2002.

10.14(1)*	Employment Agreement between the registrant and Daniel Canafax, dated January 31, 2007.

10.15(1)*	Employment Agreement between the registrant and David Nagler, dated July 15, 2003.

10.16(6)*	Non-Employee Director Compensation Arrangements

10.17(7)+	License, Development and Commercialization Agreement between the registrant and Procter & Gamble Pharmaceuticals, Inc. (“P&G”), dated June 30, 2006 (the “P&G Agreement”).

10.18(1)	Master Security Agreement by and between General Electric Capital Corporation and the registrant, dated August 24, 2005, as amended on August 31, 2005.

10.19(6)

Loan and Security Agreement No. 4521 by and between Lighthouse and the registrant, dated March 28, 2005, as amended on April 22, 2005, July 25, 2005, June 27, 2006, August 30, 2007 and October 19, 2007 (the “Lighthouse Agreement”).

10.20(8)*	Compensation Information for Named Executive Officers.

10.21(9)	Amendment No. 6 to the Lighthouse Agreement by and between Lighthouse and the registrant, dated February 22, 2008.

10.22(10)	Amendment to the P&G Agreement by and between the registrant and P&G, dated February 29, 2008.

10.23(2)	Amendment No. 7 to the Lighthouse Agreement by and between Lighthouse and the registrant, dated October 17, 2008.

10.24(3)	Securities Purchase Agreement by and between the registrant and several purchasers, dated November 11, 2008.

10.25(4)*	Amendment No. 1 to Employment Agreement between the registrant and Paul Goddard, dated December 19, 2008.

10.26(4)*	Amendment No. 1 to Employment Agreement between the registrant and Peter G. Milner, dated December 19, 2008.

10.27(4)*	Amendment No. 1 to Employment Agreement between the registrant and John Varian, dated December 19, 2008.

10.28(4)*	Amendment No. 1 to Employment Agreement between the registrant and Pascal Druzgala, dated December 19, 2008.

10.29(4)*	Amendment No. 1 to Employment Agreement between the registrant and Daniel Canafax, dated December 19, 2008.

10.30(4)	Loan Agreement by and between the registrant and Oxford Financial Corporation, dated December 31, 2008.

10.31(11)*	ARYx Therapeutics, Inc. Executive Severance Benefit Plan.

10.32(5)	Common Stock Purchase Agreement, dated October 6, 2009, by and between the registrant and Commerce Court Small Cap Value Fund, Ltd.

21.1(1)	Subsidiaries of the registrant.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).

24.1†	Power of Attorney.

*	Indicates management contract, compensatory plan or arrangement.

+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.

†

Previously filed, as the like-numbered exhibit to the registrant’s Registration Statement on Form S-1 (File No. 333-163238), filed with the SEC on November 20, 2009 and incorporated by reference herein.

(1)

Previously filed as the like numbered exhibit to the registrant’s Registration Statement on Form S-1 (File No. 333-145813), initially filed with the SEC on August 30, 2007, as amended, and incorporated by reference herein.

(2)	Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on October 23, 2008 and incorporated herein by reference.

(3)	Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on November 12, 2008 and incorporated herein by reference.

(4)	Previously filed as the like numbered exhibit to the registrant’s Annual Report on Form 10-K (File No. 001-33782), filed with the SEC on March 27, 2009 and incorporated herein by reference.

(5)	Previously filed as the like numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on October 8, 2009 and incorporated herein by reference.

(6)

Previously filed as the like numbered exhibit to the registrant’s Registration Statement on Form S-1/A, as amended (File No. 333-145813), filed with the SEC on October 23, 2007 and incorporated herein by reference.

(7)

Previously filed as the like numbered exhibit to the registrant’s Registration Statement on Form S-1/A, as amended (File No. 333-145813), filed with the SEC on November 5, 2007 and incorporated herein by reference.

(8)	Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on February 24, 2009 and incorporated herein by reference.

(9)	Previously filed as the like numbered exhibit to the registrant’s Annual Report on Form 10-K (File No. 001-33782), filed with the SEC on March 17, 2008 and incorporated herein by reference.

(10)	Previously filed as the like numbered exhibit to the registrant’s Quarterly Report on Form 10-Q (File No. 001-33782), filed with the SEC on May 13, 2008 and incorporated herein by reference.

(11)	Previously filed as the like numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on May 27, 2009 and incorporated herein by reference.

(b) Financial Statement Schedules.

No financial statement schedules are provided because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto included in the registrant’s Annual Report on Form 10-K filed with the SEC on March 27, 2009.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.,

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 2nd day of December, 2009.

ARYx THERAPEUTICS, INC.

By:	/s/ Paul Goddard, Ph.D.
Paul Goddard, Ph.D.
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Goddard, Ph.D.	Chief Executive Officer, Chairman and Director	December 2, 2009
Paul Goddard, Ph.D.	(Principal Executive Officer)

/s/ John Varian	Chief Operating Officer and Chief Financial Officer	December 2, 2009
John Varian	(Principal Financial Officer)

/s/ Jason Barker	Senior Director of Finance (Principal Accounting Officer)	December 2, 2009
Jason Barker

/s/ Peter G. Milner	Director	December 2, 2009
Peter G. Milner, M.D.

*	Director	December 2, 2009
David Beier

*	Director	December 2, 2009
Lars Ekman, M.D., Ph.D.

*	Director	December 2, 2009
Keith Leonard

*	Director	December 2, 2009
Herm Rosenman

*	Director	December 2, 2009
Paul Sekhri

*	Director	December 2, 2009
Nicholas Simon

* By:	/s/ Paul Goddard, Ph.D.
Paul Goddard, Ph.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

3.2(9)	Amended and Restated Certificate of Incorporation.

3.3(1)	Bylaws.

4.1	Reference is made to Exhibit 3.2 and 3.3 above.

4.2(1)	Specimen Common Stock Certificate.

4.3(1)	Form of Warrant to purchase shares of Series C preferred stock, issued September 3, 2003.

4.4(1)	Form of Warrant to purchase shares of Series C preferred stock, issued December 23, 2002.

4.5(1)	Form of Warrant to purchase shares of Series D preferred stock, issued March 28, 2005.

4.6(1)	Amended and Restated Investor Rights Agreement by and between the registrant and certain of its security holders.

4.7(1)	Form of Warrant to purchase shares of Series E preferred stock, issued October 19, 2007.

4.8(2)	Form of Warrant to purchase shares of common stock, issued October 17, 2008 to Lighthouse.

4.9(3)	Registration Rights Agreement by and between the registrant and the investors identified on the signature pages thereto, dated November 11, 2008.

4.10(3)	Form of Warrant to purchase shares of common stock, issued November 11, 2008 to several purchasers.

4.11(4)	Form of Warrant to purchase shares of common stock, issued December 31, 2008 to Oxford Financial Corporation.

4.12(5)	Registration Rights Agreement, dated October 6, 2009, by and between the registrant and Commerce Court Small Cap Value Fund, Ltd.

5.1†	Opinion of Cooley Godward Kronish LLP.

10.1(1)*	Form of Indemnity Agreement between the registrant and its executive officers and directors.

10.2(1)	Lease Agreement by and between the registrant and Trinet Essential Facilities X, Inc., dated November 16, 2004, as amended on June 17, 2005.

10.3(1)*	2001 Equity Incentive Plan.

10.4(1)*	Form of Option Agreement, Form of Option Grant Notice and Form of Exercise Notice under 2001 Equity Incentive Plan.

10.5(6)*	2007 Equity Incentive Plan.

10.6(6)*	Form of Option Agreement, Form of Option Grant Notice and Form of Exercise Notice under 2007 Equity Incentive Plan.

10.7(6)*	2007 Non-Employee Directors’ Stock Option Plan.

10.8(6)*	Form of Option Agreement, Form of Option Grant Notice and Form of Exercise Notice under the 2007 Non-Employee Directors’ Stock Option Plan.

10.9(6)*	2007 Employee Stock Purchase Plan.

10.10(1)*	Employment Agreement between the registrant and Paul Goddard, dated September 1, 2005.

10.11(1)*	Employment Agreement between the registrant and Peter G. Milner, dated September 30, 2005.

10.12(1)*	Employment Agreement between the registrant and John Varian, dated November 17, 2003.

10.13(1)*	Employment Agreement between the registrant and Pascal Druzgala, dated July 23, 2002.

10.14(1)*	Employment Agreement between the registrant and Daniel Canafax, dated January 31, 2007.

10.15(1)*	Employment Agreement between the registrant and David Nagler, dated July 15, 2003.

10.16(6)*	Non-Employee Director Compensation Arrangements

10.17(7)+	License, Development and Commercialization Agreement between the registrant and Procter & Gamble Pharmaceuticals, Inc. (“P&G”), dated June 30, 2006 (the “P&G Agreement”).

10.18(1)	Master Security Agreement by and between General Electric Capital Corporation and the registrant, dated August 24, 2005, as amended on August 31, 2005.

10.19(6)

Loan and Security Agreement No. 4521 by and between Lighthouse and the registrant, dated March 28, 2005, as amended on April 22, 2005, July 25, 2005, June 27, 2006, August 30, 2007 and October 19, 2007 (the “Lighthouse Agreement”).

10.20(8)*	Compensation Information for Named Executive Officers.

10.21(9)	Amendment No. 6 to the Lighthouse Agreement by and between Lighthouse and the registrant, dated February 22, 2008.

10.22(10)	Amendment to the P&G Agreement by and between the registrant and P&G, dated February 29, 2008.

10.23(2)	Amendment No. 7 to the Lighthouse Agreement by and between Lighthouse and the registrant, dated October 17, 2008.

10.24(3)	Securities Purchase Agreement by and between the registrant and several purchasers, dated November 11, 2008.

10.25(4)*	Amendment No. 1 to Employment Agreement between the registrant and Paul Goddard, dated December 19, 2008.

10.26(4)*	Amendment No. 1 to Employment Agreement between the registrant and Peter G. Milner, dated December 19, 2008.

10.27(4)*	Amendment No. 1 to Employment Agreement between the registrant and John Varian, dated December 19, 2008.

10.28(4)*	Amendment No. 1 to Employment Agreement between the registrant and Pascal Druzgala, dated December 19, 2008.

10.29(4)*	Amendment No. 1 to Employment Agreement between the registrant and Daniel Canafax, dated December 19, 2008.

10.30(4)	Loan Agreement by and between the registrant and Oxford Financial Corporation, dated December 31, 2008.

10.31(11)*	ARYx Therapeutics, Inc. Executive Severance Benefit Plan.

10.32(5)	Common Stock Purchase Agreement, dated October 6, 2009, by and between the registrant and Commerce Court Small Cap Value Fund, Ltd.

21.1(1)	Subsidiaries of the registrant.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).

24.1†	Power of Attorney.

*      Indicates management contract, compensatory plan or arrangement.

+                 Confidential treatment has been requested with respect to certain portions of this exhibit.  Omitted portions have been filed separately with the Securities and Exchange Commission (the “SEC”).

†                  Previously filed, as the like-numbered exhibit to the registrant’s Registration Statement on Form S-1 (File No. 333-163238), filed with the SEC on November 20, 2009 and incorporated by reference herein.

(1)          Previously filed as the like numbered exhibit to the registrant’s Registration Statement on Form S-1 (File No. 333-145813), initially filed with the Securities and Exchange Commission on August 30, 2007, as amended, and incorporated by reference herein.

(2)          Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on October 23, 2008 and incorporated herein by reference.

(3)          Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on November 12, 2008 and incorporated herein by reference.

(4)          Previously filed as the like numbered exhibit to the registrant’s Annual Report on Form 10-K (File No. 001-33782), filed with the SEC on March 27, 2009 and incorporated herein by reference.

(5)          Previously filed as the like numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on October 8, 2009 and incorporated herein by reference.

(6)          Previously filed as the like numbered exhibit to the registrant’s Registration Statement on Form S-1/A, as amended (File No. 333-145813), filed with the SEC on October 23, 2007 and incorporated herein by reference.

(7)          Previously filed as the like numbered exhibit to the registrant’s Registration Statement on Form S-1/A, as amended (File No. 333-145813), filed with the SEC on November 5, 2007 and incorporated herein by reference.

(8)          Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on February 24, 2009 and incorporated herein by reference.

(9)          Previously filed as the like numbered exhibit to the registrant’s Annual Report on Form 10-K (File No. 001-33782), filed with the SEC on March 17, 2008 and incorporated herein by reference.

(10)    Previously filed as the like numbered exhibit to the registrant’s Quarterly Report on Form 10-Q (File No. 001-33782), filed with the SEC on May 13, 2008 and incorporated herein by reference.

(11)    Previously filed as the like numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on May 27, 2009 and incorporated herein by reference.